As filed with the Securities and Exchange Commission on February 24, 2011

Registration No. 333-171177
_____________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DNA BRANDS, INC.
(Exact name of registrant as specified in its charter)

Colorado	5149	26-0394476
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

506 NW 77th Street
Boca Raton, Florida, 33487
(954) 978-8401
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Darren Marks
Chief Executive Officer
DNA BRANDS, INC.
506 NW 77th Street
Boca Raton, Florida, 33487
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrew I. Telsey, Esq.
Andrew I. Telsey, P.C.
12835 E. Arapahoe Road
Tower I Penthouse #803
Englewood, CO 80112
Tel: (303) 768-9221

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company:

☐ Large accelerated filer	☐ Accelerated filer

☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller Reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock to be distributed to the shareholders of DNA Beverage Corporation, Par value $0.001 per share………	31,250,000	$1.01	$31,562,500	$2,250.41

Common Stock offered by Selling Shareholders, Par value $0.001 per share……..	2,013,980	$1.01	$2,034,119	$145.03

Common Stock offered by Selling Shareholders, Par value $0.001 per share……..	1,560,000	$0.48	$748,800	$86.94

Total Common Stock; Par value $0.001 per share………	34,823,980			$2,482.38
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(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.
(2)
The Registrant previously paid $2,395.44 to register an aggregate of 33,263,980 shares.  An additional $86.94 has been paid to cover the registration fee of the additional 1,560,000 shares included in this Amendment.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion, dated February 24, 2011

PROSPECTUS
PRELIMINARY
PROSPECTUS

DNA BRANDS, INC.

34,823,980 Shares of Common Stock

This Prospectus relates to the issuance of 31,250,000 shares of our Common Stock (“Common Stock”) to be distributed to those shareholders who were owners of DNA Beverage Corporation’s common stock on  September 8, 2010 (including 238,676 shares underlying shares of DNA Beverage Convertible Preferred Stock) plus an additional 3,573,980 shares issued by us to those Selling Stockholders listed on Page 15 of this Prospectus (the “Selling Stockholders”) (the “Offering”).  See “SELLING STOCKHOLDERS.”

The Selling Stockholders may sell their shares of our Common Stock from time to time at the then prevailing market price or privately negotiated prices.  See  “SELLING STOCKHOLDERS” and “PLAN OF DISTRIBUTION.”

We will pay the expenses of registering these shares.  We will not receive any proceeds from the sale of shares of Common Stock in this Offering.  All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders.

Our Common Stock is currently listed for trading on the OTC Bulletin Board under the symbol “DNAX”.  On February 23, 2011, the closing price for our Common Stock was $0.43.

Investing in our Common Stock involves a high degree of risk. You should invest in our Common Stock only if you can afford to lose your entire investment.

SEE “RISK FACTORS” BEGINNING ON PAGE 4.

The information in this Prospectus is not complete and may be changed.  This Prospectus is included in the registration statement that was filed by DNA Brands, Inc. with the Securities and Exchange Commission.  The Selling Stockholders may not sell these Shares until the registration statement becomes effective. This Prospectus is not an offer to sell these Shares and is not soliciting an offer to buy these Shares in any State where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____________, 2011

i

PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you.  Before making an investment decision, you should read the entire Prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to the financial statements.  In this Prospectus, the terms “DNA,” “the “Company,” “we,” “us” and “our” refer to DNA Brands, Inc., unless otherwise specified herein.

Overview

DNA Brands, Inc. (hereinafter referred to as “us,” “our,” “we,” the “Company” or “DNA”) was incorporated in the State of Colorado on May 23, 2007 under the name “Famous Products, Inc.”  Prior to July 6, 2010 we were a holding company operating as a promotion and advertising company.  Our current business commenced in May 2006 in the State of Florida under the name “Grass Roots Beverage Company, Inc.” (“Grass Roots”).  Initial operations of Grass Roots included development of our energy drinks, sampling and other marketing efforts and initial distribution in the State of Florida.

Effective July 6, 2010, we executed agreements to acquire all of the assets, liabilities and contract rights of DNA Beverage Corporation of Boca Raton, Florida (“DNA Beverage”), including 100% of the common stock of DNA Beverage’s wholly owned subsidiary Grass Roots Beverage Company, Inc. (“Grass Roots”) in exchange for the issuance of 31,250,000 shares of our common stock. We were classified as a “shell” company prior to the aforesaid transaction.  As part of the terms of these transactions:

•
we amended our Articles of Incorporation to change our name to “DNA Brands, Inc.” and our authorized capital to 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred stock. A relevant Information Statement regarding this action was not filed or disseminated to our shareholders of record on the date this action occurred.  As a result, it is possible that we, along with our former and current officers and directors may have potential liability for non-compliance under the laws of the State of Colorado as well as federal securities laws.  We believe that any such potential liability would not be considered material;

•	our former President agreed to voluntarily redeem 19,274,400 common shares back to us;

•
our former Board of Directors approved a “spin-off” of our wholly owned subsidiary company, Fancy Face Promotions, Inc., a Colorado corporation.  The terms of this “spin-off” provide for a dividend to be issued to our shareholders of one share of common stock for every share that our shareholders owned as of June 30, 2010, the record date of the dividend.

•
our former officers and directors resigned their positions with us and were replaced by the former management team of DNA Beverage. Mr. Darren Marks, became a director and our President and CEO, and Mr. Melvin Leiner, became a director and our Executive Vice President, Secretary and COO/CFO.  See “MANAGEMENT.”

The share issuance represented approximately 94.6% of our outstanding shares at the time of issuance.

By means of this Prospectus we will be distributing these 31,250,000 shares to the DNA Beverage shareholders of record on September 8, 2010. Each DNA Beverage shareholder on the record date will receive 0.729277764 shares of our Common Stock for every one share of DNA Beverage they owned on the aforesaid record date.

We incurred net losses of ($6,205,500) during the nine months ending September 30, 2010, and ($3,918,721) during the year ending December 31, 2009.  During our fiscal year ended December 31, 2008, we incurred a net loss of $(3,851,577).  Based upon our current business plan, our ability to begin to generate profits from operations is dependent upon our obtaining additional financing and there can be no assurances that we will ever establish profitable operations.  See “RISK FACTORS” and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.”

Our principal offices are located at 506 NW 77th Street, Boca Raton, Florida, 33487, telephone (954) 970-3826.  Our website is www.dnabrandsusa.com.

About The Offering

Common Stock to be Offered by Selling Shareholders	3,573,980 shares, which represents approximately 10% of the total number of shares outstanding following this Offering.

Common stock to be Distributed to Shareholders of DNA Beverage Corporation
31,250,000, including 238,676 shares underlying shares of Convertible Preferred Stock. This number represents approximately 88% of the total number of shares outstanding following this Offering, assuming that the holders of the Convertible Preferred Stock elect to convert.

Number of shares outstanding before and after the Offering	35,499,030(1)

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders.

Risk Factors	See the discussion under the caption “RISK FACTORS” and other information in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.
_________________________

(1)	Because we are not selling any of our Common Stock as part of this Offering, the number of issued and outstanding shares of our Common Stock will remain the same following this Offering.

Selected Financial Data

The following selected financial data should be read in conjunction with our financial statements and the related notes to those statements included in “FINANCIAL STATEMENTS” and with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” appearing elsewhere in this Prospectus.  The selected financial data has been derived from our audited and unaudited, reviewed financial statements.

Statement of Operations:

	Year Ended December 31,		Nine Months Ended September 30,
	2009	2008	2010	2009
			(Unaudited)	(Unaudited)

Revenues	$667,276	$579,895	$939,945	$549,733

Total operating expenses	$3,627,903	$3,914,703	$6,287,029	$2,630,488
(Loss) from operations	$(3,428,747)	$(3,820,267)	$(6,090,309)	$(2,466,414)
Other (expense)	$(489,974)	$(31,310)	$(115,191)	$(365,329)
Provision for income tax	$-	$-	$-	-
Net (loss)	$(3,918,721)	$(3,851,577)	$(6,205,500)	$(2,831,743)

Net (loss) per share – (basic and fully diluted)	$(0.21)	$(0.23)	$(0.25)	$(0.20)
Weighted average common shares outstanding	18,587,274	17,060,104	24,473,321	14,521,095

Balance Sheet:

	Year Ended December 31, 2009	Year Ended December 31, 2008

Cash	$11,392	$31,128
Current assets	$298,860	$133,471
Total assets	$340,888	$197,246
Current liabilities	$2,766,431	$1,905,630
Total liabilities	$3,381,113	$2,124,477
Total stockholders’ equity	$(3,040,225)	$(1,927,231)

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made some statements in this Prospectus, including some under “RISK FACTORS,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” “DESCRIPTION OF BUSINESS” and elsewhere, which constitute forward-looking statements.  These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements.  These factors include, among other things, those listed under “RISK FACTORS” and elsewhere in this Prospectus.  In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology.  Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RISK FACTORS

An investment in our Common Stock is a risky investment.  In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing shares of our Common Stock offered hereby. We believe that we have included all material risks.

Risks Related to our Operations

Our independent accountants have expressed a "going concern" opinion.

Our financial statements accompanying this Prospectus have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The financial statements do not include any adjustment that might result from the outcome of this uncertainty.  We have a minimal operating history and minimal revenues or earnings from operations.  We have no significant assets or financial resources.  We will, in all likelihood, sustain operating expenses without corresponding revenues, at least until the third quarter of our fiscal year ending December 31, 2011, provided that we are successful in obtaining additional financing.  See “DESCRIPTION OF BUSINESS” and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION – Liquidity and Capital Resources.”  There are no assurances that we will generate profits from operations.

We have not generated profits from our operations.

We incurred net losses of ($6,205,500) during the nine months ending September 30, 2010, and ($3,918,721) during the year ending December 31, 2009.  During our fiscal year ended December 31, 2008, we incurred a net loss of $(3,851,577).  Based upon our current business plan, our ability to begin to generate profits from operations is dependent upon our obtaining additional financing and there can be no assurances that we will ever establish profitable operations. As we pursue our business plan, we are incurring significant expenses without corresponding revenues.   In the event that we remain unable to generate significant revenues to pay our operating expenses, we will not be able to achieve profitability or continue operations.

Our ability to continue as a going concern is dependent on raising additional capital, which we may not be able to do on favorable terms, or at all.

We need to raise additional capital to support our current operations and fund our sales and marketing programs. We estimate that we will need a minimum of $3 million in additional capital in order to generate profits from operations.  We can provide no assurance that additional funding will be available on a timely basis, on terms acceptable to us, or at all. If we are unsuccessful raising additional funding, our business may not continue as a going concern. Even if we do find additional funding sources, we may be required to issue securities with greater rights than those currently possessed by holders of our common stock. We may also be required to take other actions that may lessen the value of our common stock or dilute our common stockholders, including borrowing money on terms that are not favorable to us or issuing additional equity securities. If we experience difficulties raising money in the future, our business and liquidity will be materially adversely affected.

We do not currently have an external line of credit facility with any financial institution.

As indicated above, we have estimated that we need approximately $3 million in additional capital to generate profits from operations.  We have attempted to establish credit facilities with financial institutions but have experienced little or no success in these attempts due primarily to the current economic climate, specifically the reluctance of most financial institutions to provide such lines of credit to relatively new business ventures.  We also have limited assets available to secure such a line of credit.  We intend to continue to attempt to establish an external line of credit in the future, but there can be no assurances we will be able to do so.  The failure to obtain an external line of credit could have a negative impact on our ability to generate profits.

Our financial results may fluctuate from period to period as a result of several factors which could adversely affect our stock price.

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that will affect our financial results include:

•	acceptance of our products and market penetration;

•	the amount and timing of capital expenditures and other costs relating to the implementation of our business plan;

•	the introduction of new products by our competitors;

•	general economic conditions and economic conditions specific to our industry.

As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We are dependent upon third party suppliers of our raw materials.

We are dependent on outside vendors for our supplies of raw materials. While we believe that there are numerous sources of supply available, if the third party suppliers were to cease production or otherwise fail to supply us with quality raw materials in sufficient quantities on a timely basis and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products would be materially adversely affected.

We rely on our distributors, retailers and brokers, and this could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to establish a market for our brands and products in new geographic distribution areas, as well as maintain and expand our existing markets, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. Most of our distributors, retailers and brokers sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their business. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and results of operations could be adversely affected. Our ability to maintain our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, some of which are outside our control. Some of these factors include:

•	the level of demand for our brands and products in a particular distribution area;

•	our ability to price our products at levels competitive with those of competing products; and

•	our ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

We may not be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors, retailers and brokers in that particular geographic area, thus limiting our ability to expand our market, which will likely adversely affect our revenues and financial results.

We generally do not have long-term agreements with our distributors, and we incur significant time and expense in attracting and maintaining key distributors.

Our marketing and sales strategy depends in large part on the availability and performance of our independent distributors. We have entered into written agreements with many of our distributors in the U.S., with normal industry terms of one year and automatically renewable for one year terms thereafter.  We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from many of our distributors. In addition, despite the terms of the written agreements with many of our top distributors, there are no minimum levels of purchases under many of those agreements, and most of the agreements may be terminated at any time by us, generally with a termination fee. We may not be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.

If we lose any of our key distributors or regional retail accounts, our financial condition and results of operations could be adversely affected.

We anticipate that, as consumer awareness of our brand develops and increases, we will continue to upgrade and expand our distributor network and accounts, we cannot be assured that we will be able to maintain our key distributor base which may result in an adverse effect on our revenues and financial results, our ability to retain our relationships with our distributors and our ability to expand our market and will place an increased dependence on any one or more of our independent distributors or regional accounts.

Because our distributors are not required to place minimum orders with us, we need to manage our inventory levels, and it is difficult to predict the timing and amount of our sales.

Our independent distributors are not required to place minimum monthly or annual orders for our products. In order to reduce inventory costs, independent distributors endeavor to order products from us on a “just in time” basis in quantities, and at such times, based on the demand for the products in a particular distribution area. Accordingly, there is no assurance as to the timing or quantity of purchases by any of our independent distributors or that any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. In order to be able to deliver our products on a timely basis, we need to maintain adequate inventory levels of the desired products, but we cannot predict the number of cases sold by any of our distributors. If we fail to meet our shipping schedules, we could damage our relationships with distributors and/or retailers, increase our shipping costs or cause sales opportunities to be delayed or lost, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and/or retailers is too high, they will not place orders for additional products, which would also unfavorably impact our future sales and adversely affect our operating results.

Our business plan and future growth is dependent in part on our distribution arrangements directly with retailers and regional retail accounts. If we are unable to establish and maintain these arrangements, our results of operations and financial condition could be adversely affected.

We currently have distribution arrangements with a few regional retail accounts to distribute our products directly through their venues; however, there are several risks associated with this distribution strategy. First, we do not have long-term agreements in place with any of these accounts and thus, the arrangements are terminable at any time by these retailers or us. Accordingly, we may not be able to maintain continuing relationships with any of these national accounts. A decision by any of these retailers, or any other large retail accounts we may obtain, to decrease the amount purchased from us or to cease carrying our products could have a material adverse effect on our reputation, financial condition or results of operations. In addition, we may not be able to establish additional distribution arrangements with other national retailers.

We have dedicated, and will continue to dedicate, significant resources to our sponsorship agreements and may not realize the benefits expected from those agreements.

Our sponsorship agreements require us to make substantial annual payments in exchange for certain promotional and branding benefits. There can be no assurance, however, that the benefit we anticipate from those and similar agreements will compensate for the annual payment commitments required by the agreements. These commitments are significant, totaling approximately $350,000 over the remaining terms of the agreements as of September 30, 2010. Given our limited cash resources, we intend to continue attempting to renegotiate these sponsorship agreements in order to reduce our payment obligations. Relevant thereto, in January 2011 we successfully renegotiated the contractual obligation with Star Racing wherein we agreed to issue 600,000 shares of our Common Stock to offset a $268,000 cash payment due for the 2011 season. There can be no assurance that our association with these particular sponsors will have a positive effect on our image and brand. There is a risk that we will be unable to recover the costs associated with our sponsorship agreements, which would have an adverse effect on our results of operations.

We rely on independent contract packers of our products, and this dependence could make management of our marketing and distribution efforts inefficient or unprofitable.

We do not own the plants or the majority of the equipment required to manufacture and package our beverage products, and do not directly manufacture our products but instead outsource the manufacturing process to third party bottlers and independent contract packers (co-packers). We do not anticipate bringing the manufacturing process in-house in the future. We currently use 7 Up Southeast Snapple as our primary co-packer to prepare, bottle and package our products. Our contract packers are located in Jacksonville, FL.  7-Up Southeast Snapple has several co-packing plants located throughout the US that are capable of bottling product should we so require.  As a consequence, we depend on independent contract packers to produce our beverage products.

We do not have written agreements with our contract packers.

Our ability to attract and maintain effective relationships with our contract packers and other third parties for the production and delivery of our beverage products in a particular geographic distribution area is important to the achievement of successful operations within each distribution area. While we believe there are other contract packers that can provide the services we need, there are no assurances that we will be able to identify and reach a mutually agreeable arrangement with a new contract packer in a specific geographic region if necessary.  This could also affect the economic terms of our agreements with our packers. There is no written agreement with our contract packers and they may terminate their arrangements with us at any time, in which case we could experience disruptions in our ability to deliver products to our customers. We may not be able to maintain our relationships with current contract packers or establish satisfactory relationships with new or replacement contract packers, whether in existing or new geographic distribution areas. The failure to establish and maintain effective relationships with contract packers for a distribution area could increase our manufacturing costs and thereby materially reduce profits realized from the sale of our products in that area. In addition, poor relations with any of our contract packers could adversely affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition.

As is customary in the contract packing industry for comparably sized companies, we are expected to arrange for our contract packing needs sufficiently in advance of anticipated requirements. To the extent demand for our products exceeds available inventory and the capacities produced by contract packing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on demand. Conversely, we may produce more product than warranted by the actual demand for it, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract packaging requirements may impair relationships with our independent distributors and key accounts, which, in turn, would likely have a material adverse effect on our ability to maintain effective relationships with those distributors and key accounts.

Our business and financial results depend on the continuous supply and availability of raw materials.

The principal raw materials we use include aluminum cans, labels and cardboard cartons, flavorings, and proprietary energy blend ingredients which include vitamins and minerals.  The cost of our ingredients is subject to fluctuation. If our supply of these raw materials is impaired or if prices increase significantly, our business would be adversely affected.

We may not correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, particularly in new markets. If we materially underestimate demand for our products or are unable to secure sufficient ingredients or raw materials including, but not limited to, cans, glass, labels, flavors, supplements, and certain sweeteners, or sufficient packing arrangements, we might not be able to satisfy demand on a short-term basis. Moreover, industry-wide shortages of certain concentrates, supplements and sweeteners have been experienced and could, from time to time in the future, be experienced, which could interfere with and/or delay production of certain of our products and could have a material adverse effect on our business and financial results.

Disruption of our supply chain could have an adverse effect on our business, financial condition and results of operations.

Our ability and that of our suppliers, business partners (including packagers), contract manufacturers, independent distributors and retailers to make, move and sell products is critical to our success. Damage or disruption to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics such as avian flu, strikes or other reasons, could impair our ability to manufacture or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations, as well as require additional resources to restore our supply chain.

If we are unable to maintain brand image and product quality, or if we encounter other product issues such as product recalls, our business may suffer.

Our success depends on our ability to maintain brand image for our existing products and effectively build up brand image for new products and brand extensions. There can be no assurance, however, that additional expenditures and our advertising and marketing will have the desired impact on our products’ brand image and on consumer preferences. Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish the image of the affected brands and may cause consumers to choose other products.

In addition, because of changing government regulations or implementation thereof, allegations of product contamination may require us from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect brand image. Adverse publicity surrounding obesity concerns, water usage and other concerns could negatively affect our overall reputation and our products’ acceptance by consumers.

The inability to attract and retain key personnel would directly affect our efficiency and results of operations.

Our success depends on our ability to attract and retain highly qualified employees in such areas as production, distribution, sales, marketing and finance. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. Our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs. We expect that given our continued exploration of strategic alternatives, we may be further impacted by turnover among employees. Any unplanned turnover, particularly involving one of our key personnel, could negatively impact our operations, financial condition and employee morale.

Our inability to protect our trademarks, patents and trade secrets may prevent us from successfully marketing our products and competing effectively.

Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks, patents and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, patented processes, trade secrets or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our current business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and/or disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. We caution you that actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all United States and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, there can be no assurance that our policies and procedures will always ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation in the United States and internationally or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, sports sponsorship agreements and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

If we are unable to build and sustain proper information technology infrastructure, our business could suffer.

We depend on information technology as an enabler to improve the effectiveness of our operations and to interface with our customers, as well as to maintain financial accuracy and efficiency. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology infrastructure, we could be subject to transaction errors, processing inefficiencies, the loss of customers, business disruptions, or the loss of or damage to intellectual property through security breach. Our information systems could also be penetrated by outside parties intent on extracting information, corrupting information or disrupting business processes. Such unauthorized access could disrupt our business and could result in the loss of assets.

We have no manufacturing facilities and are largely dependent upon third parties to manufacture our products.

We have no manufacturing facilities and have entered into manufacturing arrangements with third parties to manufacture our products. Accordingly, our ability to market our products is partially dependent on our relationships with our third party contract manufacturers and their ability to manufacture our products on a timely basis in accordance with our specifications. While we believe that there are numerous other third party manufacturers capable of manufacturing our products, should we not be able to continue to obtain contract manufacturing on commercially reasonable terms with our current suppliers, we may experience difficulty obtaining inventory rapidly when needed. Any of such events may materially, adversely affect our business, prospects, financial condition, and results of operations.

Our success depends, to an extent, upon the continued services of Darren Marks, our President and Chief Executive Officer and Mel Leiner, our Chief Financial Officer and Chief Operating Officer.

We rely on the services of Darren Marks and Mel Leiner, our founders, for strategic and operational management and the relationships they have built.  The loss of either of Messrs. Marks or Leiner could also result in the loss of our favorable relationships with one or more of our customers.  We have not entered into an employment agreement with either Mr. Marks or Leiner but expect to do so in the near future.  In addition, we do not maintain “key person” life insurance covering any of our management and we do not expect to obtain the same in the future due primarily to the cost of premiums for such insurance and our limited financial resources.  This could also preclude our ability to attract and retain qualified persons to agree to become directors of our Company.

The industry in which we operate is highly competitive.

Numerous well-known companies, which have substantially greater capital, research and development capabilities and experience than we have, are presently engaged in the energy drink and meat product market. By virtue of having or introducing competitive products on the market before us, these entities may gain a competitive advantage. If we are unable to successfully compete in our chosen markets, our business, prospects, financial condition, and results of operations would be materially adversely affected.

Provisions of our Articles of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

In addition, our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of Preferred Stock with such rights and preferences determined from time to time by our Board of Directors.  As of the date of this Prospectus, none of our Preferred Stock is currently issued or outstanding. Our Board of Directors may, without stockholder approval, issue additional Preferred Stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock.

Our failure to maintain and develop our brand names could adversely affect our revenues.

We believe that maintaining and developing our brand name, including the trademark “DNA®” are critical to our success. The importance of our name recognition may increase as our products gain market acceptance and as we enter additional markets. If our brand building strategy is unsuccessful, we may be unable to increase our future revenues or expand our products and services. Such events would have a material adverse effect on our business, prospects, financial condition and results of operations.

Any inability by us to respond to changes in consumer demands in a timely manner could materially adversely affect our business, prospects, financial condition, and results of operations.

Our success depends on our ability to identify, originate and define product trends in our markets, as well as to anticipate, gauge and react to changing consumer demands in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to periodic change. We may not be able to meet changing consumer demands in the future. If we misjudge the market for our products, we may be faced with significant excess inventories for some products and missed opportunities for other products. Either of such events could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Risks Related to our Common Stock

There is a limited trading market for our Common Stock and there can be no assurance that a larger market will develop in the future.

In the absence of a public trading market, an investor may be unable to liquidate his investment in our Company.

We do not have significant financial reporting experience, which may lead to delays in filing required reports with the Securities and Exchange Commission and suspension of quotation of our securities on the OTCBB which will make it more difficult for you to sell your securities.

The OTCBB, an inter-dealer quotation system, and other national stock exchanges each limits quotations to securities of issuers that are current in their reports filed with the Securities and Exchange Commission.  Because we do not have significant financial reporting experience, we may experience delays in filing required reports with the Securities and Exchange Commission (the “SEC”).  Because issuers whose securities are qualified for quotation on the OTCBB or any other national exchange are required to file these reports with the SEC in a timely manner, the failure to do so may result in a suspension of trading or delisting.

There are no automated systems for negotiating trades on the OTCBB and it is possible for the price of a stock to go up or down significantly during a lapse of time between placing a market order and its execution, which may affect your trades in our securities.

Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders, an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Our stock will be considered a “penny stock” so long as it trades below $5.00 per share. This can adversely affect its liquidity.

Our Common Stock is considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.  In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

We do not anticipate payment of dividends, and investors will be wholly dependent upon the market for the Common Stock to realize economic benefit from their investment.

As holders of our Common Stock, you will only be entitled to receive those dividends that are declared by our Board of Directors out of retained earnings.  We do not expect to have retained earnings available for declaration of dividends in the foreseeable future.  There is no assurance that such retained earnings will ever materialize to permit payment of dividends to you.  Our Board of Directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, reserve needs and other circumstances.

Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock.

The market price of our Common Stock may fluctuate significantly in the future.

We expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

• competitive pricing pressures;
• our ability to market our services on a cost-effective and timely basis;
• our inability to obtain working capital financing, if needed;
• changing conditions in the market;
• changes in market valuations of similar companies;
• stock market price and volume fluctuations generally;
• regulatory developments;
• fluctuations in our quarterly or annual operating results;
• additions or departures of key personnel; and
• future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market.  You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment.  In the past, securities class action litigation has often been brought against a company following periods of stock price volatility.  We may be the target of similar litigation in the future.  Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business.  Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

Risks Relating To This Offering

The market price of our Common Stock is subject to volatility.

There can be no assurance that an active trading market for the securities offered herein will develop after this Offering, or, if developed, be sustained.  Purchasers of our Common Stock may have difficulty selling their securities should they desire to do so and holders may lose their entire investment.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock.  As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this Prospectus.

If you purchase shares of our Common Stock sold in this Offering, you may not be able to resell the shares in any state unless and until the shares of our Common Stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state.  There can be no assurance that we will be successful in registering or qualifying our Common Stock for secondary trading, or identifying an available exemption for secondary trading in our Common Stock in every state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our Common Stock in any particular state, our Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for our Common Stock will be limited which could drive down the market price of our Common Stock and reduce the liquidity of the shares of our Common Stock and a stockholder’s ability to resell shares of our Common Stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

We cannot predict whether we will successfully effectuate our current business plan.  Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in our Common Stock and should take into consideration when making such analysis, among others, the Risk Factors discussed above.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Trading of our Common Stock commenced on the OTCBB in July 2008 under the trading symbol “FPRD”. In November 2010 our trading symbol became “DNAX”.

The table below sets forth the reported high and low bid prices for the periods indicated.  The bid prices shown reflect quotations between dealers, without adjustment for markups, markdowns or commissions, and may not represent actual transactions in our Common Stock.

Quarter Ended	High	Low

March 31, 2009	$0.55	$0.25
June 30, 2009	$0.55	$0.25
September 30, 2009	$0.55	$0.25
December 31, 2009	$0.55	$0.25

March 31, 2010	$0.39	$0.00
June 30, 2010	$1.25	$0.00
September 30, 2010	$1.35	$0.35
December 31, 2010	$1.50	$0.10

As of February 23, 2011, the closing bid price of our Common Stock was $0.43.

Trading volume in our Common Stock has been very limited since we commenced trading.  As a result, the trading price of our Common Stock is subject to significant fluctuations.

Holders

As of the date of this Prospectus we had 45 holders of record for our Common Shares.  Following the distribution of our 31,250,000 shares to the shareholders of DNA Beverage, we will have 286 shareholders of record.  The number of record shareholders does not include those persons who hold their shares in “street name.” See “DISTRIBUITON TO SHAREHOLDERS OF DNA BEVERAGE.”

Dividend Policy

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our products. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

SELLING STOCKHOLDERS

The persons listed in the following table plan to offer their shares shown opposite their respective names by means of this prospectus.  The Selling Stockholders are all U.S. persons who acquired their shares from us in either our private placement transaction pursuant to Regulation D promulgated under the 33 Act or as a result of authorized issuance by our Board of Directors or who will be distributed their shares because they were shareholders of DNA Beverage Corporation on September 8, 2010.  None of the Selling Stockholders herein have held any position, office or have had any other material relationship with us (or any of our predecessors or affiliates) over the past three years.

The following table provides as of the date of this Prospectus, information regarding the beneficial ownership of our Common Stock held by each of the Selling Stockholders and the percentage owned by each Selling Stockholder of the total shares offered herein and the percentage owned by each Selling Stockholder of the total issued and outstanding stock of the Company as of the date of this Prospectus.

Name of Selling Shareholder(1)	Shares of Common STOCK OWNED	% of Shares Offered by Selling Shareholders	% of Ownership

DOUG APPLING(2)	50,000	1.40%	0.14%
RICHARD BRAUN(3)	120,000	3.36%	0.34%
BARRY COOPER(2)	100,000	2.80%	0.28%
JAMES DEVLIN(2)	40,000	1.12%	0.11%
DOUGLAS ENGERS(2)	20,000	0.56%	0.06%
DOUGLAS ENGERS(2)	50,000	1.40%	0.14%
KERRY GOODMAN(2)	200,000	5.60%	0.56%
TONY JENSEN(2)	10,000	0.28%	0.03%
BARRY KAYE(2)	100,000	2.80%	0.28%
BARRY KAYE(2)	150,000	4.20%	0.42%
CAROLE AND BARRY KAYE FOUNDATION(2)	100,000	2.80%	0.28%
CAROLE AND BARRY KAYE FOUNDATION(2)	150,000	4.20%	0.42%
CURTIS J. NELSON(2)	104,000	2.91%	0.29%
JESSICA R.PATTERSON(3)	20,000	0.56%	0.06%
BOBBY REGAN(3)	600,000	16.79%	1.69%
ROBERT C. ROBERSON(3)	100,000	2.80%	0.28%
TOM OR CARRIE SCHNEIDER(2)	20,000	0.56%	0.06%
CLYDE SHELDON(2)	16,000	0.45%	0.05%
ANDREW I. TELSEY(3)	673,980	18.86%	1.90%
PHILIP TEMPLETON(2)	200,000	5.60%	0.56%
WALTER THOMAS(2)	50,000	1.40%	0.14%
WALTER THOMAS(2)	100,000	2.80%	0.28%
LEONARD W. TILLMAN(2)	50,000	1.40%	0.14%
LEONARD W. TILLMAN(2)	20,000	0.56%	0.06%
UNIQUE HEALTHCARE PRODUCTS INC.(2)	500,000	13.99%	1.41%
ALAN WATSON(2)	20,000	0.56%	0.06%
JEFFREY WHITE(2)	10,000	0.28%	0.03%
TOTAL	3,573,980	100.00%	10.07%

_________________
(1)	The numbers in this table assume that none of the Selling Stockholders sells shares of Common Stock not being offered in this Prospectus or purchases additional shares of our Common Stock.
(2)           Issued as part of the private placement of shares undertaken by us between July 7, 2010 and January 5, 2011.
(3)	Issued by us in transactions exempt from registration pursuant to Section 4/2 of the Securities Act of 1933, as amended, subsequent to September 8, 2010.

None of the Selling Stockholders have had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years.  See the table and footnotes to the table located in “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT” below.

Plan Of Distribution

By means of this Prospectus we are distributing 31,250,000 shares of our Common Stock to the shareholders of DNA Beverage Corporation on September 8, 2010 (including 238,676 shares underlying shares of DNA Beverage Convertible Preferred Stock that will be issued upon conversion)   A number of our shareholders are also offering to sell an aggregate of 3,573,980 shares they acquired from us in private transactions subsequent to our acquisition of DNA Beverage’s assets (the “Selling Stockholders”).

The shares of common stock owned by the Selling Stockholders and any of his/her pledges, assignees, and successors-in-interest may, from time to time, be offered and sold from time to time on any stock exchange, market, or trading facility on which the shares are traded or in private transactions.  The Selling Stockholders may offer shares in transactions at fixed or negotiated prices.  Sales may be at fixed or negotiated prices.  A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

The Selling Stockholders and any broker/dealers who act in connection with the sale of their securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any Selling Stockholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

The Selling Stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

We have advised the Selling Stockholders that they, and any securities broker/dealers or others who sell their common stock on their behalf may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised each Selling Stockholder that in the event of a "distribution" of the securities owned by them, they, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the Selling Stockholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

We are bearing all costs relating to the registration of the Common Stock, which are estimated at $33,482.  The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with the exercise and purchase of the Common Stock and any sale of the Common Stock.  We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the 33 Act.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration by reason of Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

DISTRIBUTION TO SHAREHOLDERS OF
DNA BEVERAGE

In July 2010 we acquired all of the assets and liabilities of DNA Beverage, including all of the common stock of DNA Beverage’s wholly owned subsidiary Grass Roots in exchange for the issuance of 31,250,000 shares of Common Stock to DNA Beverage.

By means of this Prospectus we are distributing these 31,250,000 shares to the DNA Beverage shareholders of record on September 8, 2010.  Each DNA Beverage shareholder on the record date will receive 0.72927764 shares of our Common Stock for every one share of DNA Beverage they owned on the record date.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations.  However, there may be events in the future that we are not able to accurately predict or over which we have no control.  Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “RISK FACTORS” and “DESCRIPTION OF BUSINESS” and elsewhere in this Prospectus.  See “RISK FACTORS.”

Company Overview and History

DNA Brands, Inc. (hereinafter referred to as “us,” “our,” “we,” the “Company” or “DNA”) was incorporated in the State of Colorado on May 23, 2007 under the name “Famous Products, Inc.”  Prior to July 6, 2010 we were a holding company operating as a promotion and advertising company.  Our current business commenced in May 2006 in the State of Florida under the name “Grass Roots Beverage Company, Inc.” (“Grass Roots”).  Initial operations of Grass Roots included development of our energy drinks, sampling and other marketing efforts and initial distribution in the State of Florida.

Effective July 6, 2010, we executed agreements to acquire all of the remaining assets, liabilities and contract rights of DNA Beverage Corporation of Boca Raton, Florida (“DNA Beverage”), and 100% of the common stock of DNA Beverage’s wholly owned subsidiary Grass Roots Beverage Company, Inc. (“Grass Roots”) in exchange for the issuance of 31,250,000 shares of our common stock. As part of the terms of these transactions, our former President agreed to voluntarily redeem 19,274,400 common shares back to us. The share issuance represented approximately 94.6% of our outstanding shares at the time of issuance.  DNA Beverage intends to distribute these shares to its shareholders of record on September 8, 2010 (the “Record Date”) upon the effectiveness of our registration statement of which this Prospectus is a part. Each DNA Beverage shareholder on the record date will receive 0.729277764 shares of our Common Stock for every one share of DNA Beverage they owned on the Record Date.   We had previously mistakenly announced that the conversion ratio was 0.7787576.

As a result of this transaction we changed our name to “DNA Brands, Inc.”  Our principal offices are located at 506 NW 77th Street, Boca Raton, Florida, 33487, telephone (954) 970-3826.  Our website is www.dnabrandsusa.com.   Additionally, our officers and directors resigned their positions with us and were replaced by the former management team of DNA Beverage. Mr. Darren Marks became a director and our President and CEO, and Mr. Melvin Leiner became a director and our Executive Vice President, Secretary and COO/CFO.

In addition, to the transaction described above, our former Board of Directors approved a “spin-off” of our wholly owned subsidiary company, Fancy Face Promotions, Inc., a Colorado corporation.  The terms of this “spin-off” provide for a dividend to be issued to our shareholders of one share of common stock for every share that our shareholders owned as of June 30, 2010, the record date of the dividend.

Following is our results of operations for the three and nine month periods ended September 30, 2010 and 2009, as well as for the audited period of December 31, 2009 and 2008.  All DNA Beverage share amounts for the three and nine month periods ended September 30, 2010 and 2009, respectively, presented in this Prospectus including weighted average shares outstanding and shares outstanding have been adjusted to reflect the conversion ratio of 0.729277764.  Share amounts for the audited periods of December 30, 2009 and 2008, respectively, have not been converted using this conversion ratio.

Results Of Operations

Comparison of Results of Operations for the three and nine months ended September 30, 2010 and September 30, 2009

Revenue

Revenue for the three and nine month periods ended September 30, 2010 was $165,151 and $939,945 respectively, compared to $159,831 and $549,733 for the comparable periods ended September 30, 2009. This increase of 3.3%  and 71.0% for  the three and nine months ended September 30, 2010 compared to the same periods in 2009 is primarily attributable to our growing number of retail distribution channels in 2010, compared to 2009.  While no assurances can be provided, we expect that our ongoing sales and marketing efforts, combined with brand recognition and awards we have received for the quality of our products will generate significant incremental revenue increases in the future.  However our ability to continue to expand our revenue is dependent upon our success in raising additional capital and there can be assurance we will be successful or obtain funding to support our marketing efforts.  See “Liquidity and Capital Resources,” below.

Gross Margin

We calculate gross margin by subtracting cost of goods sold from revenue.  Gross margin percentage is calculated by dividing the gross margin by revenue.  Our gross margin for the three and nine month periods ended September 30, 2010 was $74,602 and $47,704, respectively. Our gross margin for the three and nine month periods ended September 30, 2009 was $196,720 and $164,074, respectively.  For the nine months ended September 30, 2010 our gross margin percentage declined from 29.8% to 20.9%. For the three months ended September 30, 2010, our gross margin percentage increased from 29.8% to 45.2%. The decline in gross margin percentage for the nine months ended September 30, 2010 compared to the same period in 2009 is due to the varying price structures that we have tested during 2010 in various markets. The increase in margin for the three months ended September 30, 2010 compared to the same period in 2009 reflects a number of significant sales in 2010 at margins higher than our 2010 trend. Since we are in our growth phase and a small number of sales and transaction can impact our gross margin percentage, we do not believe that the gross margin percentages for the nine month period in 2010 are indicative of future results. We believe that our future gross margin levels will approach or exceed historic levels as our sales rise. However, there can be no such assurances.

Compensation and Benefits

Compensation and benefits for the three and nine month periods ended September 30, 2010 were $578,523 and $2,981,668, respectively, compared to $361,209 and $1,623,111 for the same periods in 2009.  Due to our limited liquidity, we incentivize key employees with a small base salary and significant stock grants. Our two executive officers have deferred all cash salary since 2008.

Stock grants to employees which are immediately vested are valued at the trading price of our stock on the date our Board of Directors approved such grants.  On June 1, 2009 we granted five key executives an aggregate of 729,277 shares of immediately vested common stock, which was valued at $580,000. This expense was recorded in the nine month period ended September 30, 2009.  On January 11, 2010 we granted the same employees 1,931,648 immediately vested shares which was valued at $1,245,000 and was charged to expense during the nine months ended September 30, 2010. We believe that due to the thinly traded nature of our stock and the restrictions placed upon these shares that these shares were worth significantly less than the face value of the shares at the time of issuance.

General and Administrative

General and administrative expense (“G&A”) for the three and nine month periods ended September 30, 2010 were $260,585 and $766,520 respectively, compared to $156,580 and $545,713 for the same periods in 2009.  G&A is primarily comprised of office and warehouse rent, utilities, corporate insurance, travel and entertainment, and other expenses. The increase in both the three and nine month periods is attributable to increases in rent, travel, insurance and vehicle expenses.  We believe that we can significantly increase sales levels with minimal increases in G&A.  However, there can be no assurances that we will be successful in increasing sales levels or minimizing G&A expenses in the future.

Professional and outside services

Professional and outside services for the three and nine months ended September 30, 2010 was $1,210,393 and $1,879,925, respectively, compared to $64,220 and $210,231, respectively, for the same periods ended September 30, 2009.  Professional and outside services are comprised primarily of legal, public relations, accounting and other fees. The material increases in 2010 levels are primarily attributable to the issuance of immediately vested stock to pay for these services as well expenses related to the transactions with DNA Beverage. During the three month and nine month periods ended September 30, 2010 we incurred $842,475 and $1,404,413 in expenses related to these stock transactions, compared to nil for both the three and nine month periods ended September 30, 2009.

Selling and marketing expenses

Selling and marketing expenses for the three and nine months ended September 30, 2010 was $188,576 and $639,518, respectively, compared to $38,937 and $235,167 for the same periods ended September 30, 2009. The material increase in selling and marketing expenses during both the three and nine month periods in 2010 compared to 2009 are attributable to increased marketing, promotion and selling efforts.  During 2010, we increased the number of our distribution chains allowing us to utilize a greater number of vehicles to expand our sales territories.  Additionally, we upgraded our sponsorship agreements to include higher profile athletes in an effort to establish a larger national presence. We believe that these increased efforts have yielded a number of new accounts with significant potential for new sources of revenue. There can be no assurances that ongoing and additional marketing efforts will generate new sources of revenue in excess of these marketing expenses

Interest expense

Interest expense for the three and nine months ended September 30, 2010 was $567 and $115,191, respectively compared to $136,283 and $365,329, respectively for the same periods ended September 30, 2009. The primary reason for the significant drop in interest expense for both the three and nine month periods ended September 30, 2010 compared to the same periods in 2009 is attributable to the conversion of the convertible debt to common stock (See Note 10.) in May and June of 2010. As a result the Company no longer recorded interest expense associated with the amortization of loan discount.

Due to the thinly traded nature of our Common Stock and selling restrictions placed upon insiders and executive management, we believe that the amount of shares issued to retire this debt was reasonable.

Net loss

We incurred a net loss of $6,205,500 during the nine month period ended September 30, 2010 ($0.26 per share) compared to a net loss of $2,831,743 for the nine month period ended September 30, 2009 ($0.21 per share). Since inception we have generated material operating losses. A significant portion of these losses as described in this Prospectus are non-cash in nature, however, the losses remain substantial excluding those items. We believe that based upon our growing distribution channels, recognition of the quality of our products and marketing plan than we can become profitable from operations. However there can be no assurances that we will be successful or that we will have sufficient liquidity to execute our plans.

Comparison of Results of Operations for the years ended December 31, 2009 and 2008

Revenue

Revenue for the year ended December 31, 2009 was $667,276 compared to $579,895 for the comparable period ended December 31, 2008.  This increase of 15.1% for year ended December 31, 2009 compared to the year ended December 31, 2008 is primarily attributable to significant expenditures on selling and marketing expense in 2008 which enabled us to sell our products in a growing number of retail distribution channels in 2009 compared to 2008.  While no assurances can be provided, we expect that our ongoing sales and marketing efforts, combined with brand recognition and awards we have received for the quality of our products will generate significant incremental revenue increases in the future.  However our ability to continue to expand our revenue is dependent upon our success in raising additional capital and there can be assurance we will be successful or obtain funding to support our marketing efforts.  See “Liquidity and Capital Resources,” below.

Gross Margin

We calculate gross margin by subtracting cost of goods sold from revenue.  Gross margin percentage is calculated by dividing the gross margin by revenue.  Our gross margin for the year ended December 31, 2009 was $199,156 (29.8%).  Our gross margin for the year ended December 31, 2008 was $94,436 (16.2%).  The increase in gross margin percentage for the year ended December 31, 2009 compared to the same period in 2008 is due to our products mix between beverages and snacks, and due to varying pricing structures used in different regions of the country.  Since we are in our growth phase and a small number of sales and transaction can impact our gross margin percentage, we do not believe that the gross margin percentages for the year ended December 31, 2009 is indicative of future results. Until we reach higher and more consistent sales level, we believe that our future gross margin levels will vary from period to period and year to year.

Compensation and Benefits

Compensation and benefits for the year ended December 31, 2009 were $2,272,551 compared to $1,784,183 for the same period in 2008. The primary reason for the increase in compensation expense in 2009 compared to 2008 is due to a stock grant in 2009.  Due to our limited liquidity, in 2009 we began to incentivize key employees with a small base salary and significant stock grants in 2009 compared to no stock grants in 2008. Our two executive officers have deferred all cash salary since 2008.

Stock grants to employees which are immediately vested are valued at the trading price of our stock on the date our Board of Directors approved such grants. On June 1, 2009 we granted five key executives an aggregate of 778,757 shares of immediately vested shares of common stock, which was valued at $580,000. This expense was recorded in the year ended December 31, 2009.  We believe that due to the thinly traded nature of our stock and the restrictions placed upon these shares that these shares were worth significantly less than the face value of the shares at the time of issuance.

General and Administrative

General and administrative expense (“G&A”) for the year ended December 31, 2009 was $733,516 compared to $830,349 for the year ended December 31, 2008.  G&A is primarily comprised of office and warehouse rent, utilities, corporate insurance, travel and entertainment, and other expenses.  The decrease in G&A for the year ended December 31, 2009 is attributable to a decrease in many expense categories including travel, supplies, and storage expenses  We believe that we can significantly increase sales levels with minimal increases in G&A.  However, there can be no assurances that we will be successful in increasing sales levels or minimizing G&A expenses in the future.

Professional and outside services

Professional and outside services for the year ended December 31, 2009 was $333,520 compared to $336,578 for the year ended December 31, 2008.  Professional and outside services are comprised primarily of legal, public relations, accounting and other fees.

Selling and marketing expenses

Selling and marketing expenses for the year ended December 31, 2009 was $266,569 compared to $942,258 for the year ended December 31, 2008.  The material decrease in selling and marketing expenses during the year ended December 31, 2009 compared to 2008 is attributable to a decrease of approximately $340,000 in sponsorship expenses, a decrease of $83,000 in slotting expense, and a decrease of approximately $100,000 in marketing expenses as well decrease in numerous other selling expenses.

Interest expense

Interest expense for the year ended December 31, 2009 was $489,974 compared to $31,310 for the year ended December 31, 2008.  This increase was primarily attributable to the amortization of loan discount of approximately $328,000 associated with issuance of the subordinated convertible debentures in 2009 compared to approximately $1,000 in amortization in 2008; as well as interest expense of approximately $100,000 on the subordinated convertible debentures in 2009.

Net loss

We incurred a net loss of $3,918,721 during the year ended December 31, 2009, or, $0.21 per share compared to a net loss of $3,851,577 for the year ended December 31, 2008, or, $0.23 per share.  Since inception we have generated material operating losses. A significant portion of these losses as described in this Prospectus are non-cash in nature, however, the losses remain substantial excluding those items.  We believe that based upon our growing distribution channels, recognition of the quality of our products and marketing plan than we can become profitable from operations. However there can be no assurances that we will be successful or that we will have sufficient liquidity to execute our plans.

Liquidity and Capital Resources

At September 30, 2010, we had $29,539 in cash and cash equivalents.

As reflected in the accompanying financial statements, we have recorded net losses of $6,205,500 and $2,831,743 for the nine month periods ended September 30, 2010 and 2009, respectively. Net cash used in operations from the same periods were $2,421,080 and $1,932,681, respectively.  At September 30, 2010 we had a working capital deficit of $2,368,538 and a stockholders’ deficit of $2,277,152. These matters raise a substantial doubt about our ability to continue as a going concern.

Net cash used in operations was $2,421,080 for the nine month period ended September 30, 2010 compared to $1,932,680 for the same period in 2009. The increase is primarily attributable to an increase in operating losses from $2,466,414 in 2009 to $6,090,309 in 2010; offset in 2010 by common stock issued to officers for note conversion of $3,841,846, common stock issued to employees as compensation of $1,245,500, common stock issued in exchange for services of $1,404,413, and an increase in accounts payable from $77,234 in 2009 to $583,574 in 2010.

Net cash used in investing activities was $73,693 for the nine months ended September 30, 2010 compared to nil in the same period in 2009. The increase is attributable to the purchase of equipment of $26,106 and an increase in loans receivable of $47,587 from a related party.

Net cash provided by financing activities was $2,512,920 for the nine month period ended 2010 compared to $1,952,612 for the same period in 2009. The difference is primarily attributable to an increase in net proceeds of common stock issuances, convertible preferred stock and from warrant exercise of $2,012,042 in 2010, compared to $528,470 in 2009, offset by a decrease in net proceeds of officer loans from $1,015,721 in 2009, to $681,750 in 2010.

Our ability to continue to develop our business plan for the future will depend on the future availability of financing. Such financing will be required to enable us to expand the distribution of our products and continue operations. Based upon our current operating activity, we believe will require a minimum of approximately $3.0 million in new funding to execute our business plan during the next year.  We intend to raise funds through private placements of our common stock and possibly through short-term borrowing. While we have engaged in discussions with various investment banking firms, venture capitalists and private investors to provide us these funds, as of the date of this Prospectus we have not reached any definitive agreement with any party that has agreed to provide us with the capital necessary to continue to expand our operations to the point where we are generating profits from our operations.  Our inability to obtain sufficient funds from external sources when needed will have a material adverse effect on our plan of operation, results of operations and financial condition.

In July 2010 we commenced a private offering of our Common Stock whereby we offered up to 3,000,000 shares at an offering price of $0.50 per share to “accredited investors” as that term is defined under the Securities Act of 1933, as amended.  During the three month period ended September 30, 2010 we sold 366,000 shares and received proceeds of $183,000.  As of the date of this Prospectus we have sold an aggregate of 2,160,000 shares and have received proceeds of $1,030,000 therefrom.

Until we are successful in obtaining additional equity capital we will likely continue to rely upon related-party debt, issuance of additional debentures from our shareholders or equity financing in order to ensure the continuing existence of our business.  We were indebted to our management in the amounts of $839,200 and $1,792,278 at September 30, 2010 and December 31, 2009, respectively.  In October 2009, we issued 652,900 shares of our common stock in exchange for the officer’s retiring $461,058 of loans payable.  In May 2010, we issued 5,961,217 shares of our common stock in exchange for the officer’s retiring $1,634,828 of loans payable.

Additionally we are working on generating new sales from additional retail outlets, distribution centers or through sponsorship agreements, and allocating sufficient resources to continue with advertising and marketing efforts. There can be no assurances that these efforts will be successful. If these efforts are not successful, it could have a material adverse impact.

Subsequent Events

In February 2011, we issued a 12% Secured Convertible Debenture to an existing shareholder in the principal amount of $500,000, which becomes due three (3) years from the date of issuance. Interest is payable quarterly beginning in May 2011.  In addition to the interest, as additional inducement for the maker to loan the funds to us, he received One Hundred Twenty Five Thousand (125,000) “restricted” shares of our common stock contemporaneously with the execution of this Debenture.  We also agreed to pay to the maker an annual transaction fee of Thirty Thousand Dollars ($30,000), to be paid quarterly with the first installment of $7,500 beginning in May 2011.  The balance due under the Debenture is secured by all of our assets including but not limited to inventory, receivables, vehicles and warehouse equipment.  We also agreed to issue Seven Hundred Fifty Thousand (750,000) shares of our Common Stock (the “Escrowed Shares”), in favor of the maker, to be held in escrow by a mutually agreeable party.  In the event we fail to pay all or any portion of the principal and interest due under the Debenture (including any and all rights to cure), the Escrowed Shares shall be released to the maker.  The Escrowed Shares are not entitled to voting rights, or to receive any dividends if and when declared by us unless and until the Escrowed Shares are released.

Also in February 2011, we executed a letter agreement with Equinox Securities, Inc., Ontario, CA (“Equinox”), a licensed broker-dealer, where we have retained Equinox as our placement agent to raise an amount between $4 million and $6 million in either debt or equity, at a share price to be agreed, on a “best efforts” basis. The agreement requires a payment by us to Equinox of $20,000, $10,000 of which was due upon execution. In addition, if Equinox is successful in raising these funds for us, of which there can be no assurance, they will receive an 8% cash fee, plus a 2% fee payable in shares of our Common Stock to be issued under the same terms and conditions as paid by the new investors if they raise equity.  If they raise debt, we will owe them a 4% cash fee of the amount raised.  We will also reimburse Equinox for all expenses, but we must approve such expenses in writing prior to the same being incurred.  The agreement expires in February 2012.

Trends

Our emphasis over the next 12 months will continue to be to build our brand and increase revenues.  We have been actively involved in discussions with potential investors to provide us with additional equity funding.  While we believe our efforts in this regard will result in our obtaining this funding, as of the date of this Prospectus we have no definitive agreement with any third party to provide us with this funding.  Assuming receipt of funding we intend to continue to increase our expansion efforts, including expanding operations into New York and Texas.  Clem Distributing of New York, one of the largest snack distributors in NY, and Chappell Hill Sausage of Texas have agreed to represent us and our products.   Texas has over 14,000 convenience store outlets.  DNA meat snacks will be made available to the over 10,000 outlets serviced by Clem Distributing.  DNA Meat snacks will be available throughout the major metropolitan region of New York City and its five boroughs.

Creating more brand awareness and trials will be addressed through a significant public relations and advertising program.  Public relations, targeted cable TV advertising, increased “cans in hand” sampling, events and billboards will round out the program.  We will also continue to develop and expand those areas where our products are currently being distributed.  The public relations and advertising program will encompass these locations as well.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the three and nine month periods ended September 30, 2010.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Critical Accounting Policies and Estimates

Critical accounting estimates – The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Leases – We follow the guidance in SFAS No. 13 “Accounting for Leases,” as amended, which requires us to evaluate the lease agreements we enter into to determine whether they represent operating or capital leases at the inception of the lease.

Stock-based compensation – Effective January 1, 2006, we adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment.”  SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost is recognized on a straight-line basis over the employee service period (usually the vesting period).  That cost is measured based on the fair value of the equity or liability instruments issued using the Black-Scholes option pricing model.

Controls And Procedures

Disclosure Controls and Procedures - Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this Prospectus.

These controls are designed to ensure that information required to be disclosed in the reports we file or submit pursuant to the Securities Exchange Act of 1934 is recorded, processed, summarized and reports within the time periods specified in the rules and forms of the Securities and Exchange Commission, and that such information is accumulated and communicated to our management, including our CEO and CFO, as appropriate, to allow timely decisions regarding required disclosure.

Based on this evaluation, our CEO and CFO concluded that our disclosure controls and procedures were effective as of September 30, 2010, at the reasonable assurance level.  We believe that our consolidated financial statements presented in this Prospectus fairly present, in all material respects, our financial position, results of operations, and cash flows for all periods presented herein.

Inherent Limitations - Our management, including our Chief Executive Officer and Chief Financial Officer, do not expect that our disclosure controls and procedures will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdown can occur because of simple error or mistake. In particular, many of our current processes rely upon manual reviews and processes to ensure that neither human error nor system weakness has resulted in erroneous reporting of financial data.

Changes in Internal Control over Financial Reporting - There were no changes in our internal control over financial reporting during the initial nine month period ended September 30, 2010, which were identified in conjunction with management’s evaluation required by paragraph (d) of Rules 13a-15 and 15d-15 under the Exchange Act, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

DESCRIPTION OF BUSINESS

Introduction and History

DNA Brands, Inc. (hereinafter referred to as “us,” “our,” “we,” the “Company” or “DNA”) was incorporated in the State of Colorado on May 23, 2007 under the name “Famous Products, Inc.”  Prior to the transaction described in “PROSPECTUS SUMMARY – Overview” and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Overview and History” above, we were a holding company operating as a promotion and advertising company.  Our current business commenced in May 2006 in the State of Florida under the name “Grass Roots Beverage Company, Inc.” (“Grass Roots”).  Initial operations of Grass Roots included development of our energy drinks, sampling and other marketing efforts and initial distribution in the State of Florida.  In August 2007, Grass Roots engaged in a share exchange with Imagine Holding Corporation (“Imagine”) wherein all of the issued and outstanding stock of Grass Roots was acquired by Imagine making Grass Roots a wholly owned subsidiary.  As part of this transaction, Imagine’s name was changed to “DNA Beverage Corporation.”  Grass Roots developed into a distribution company and the balance of our current operations was conducted through DNA Beverage Corporation.

As a result of the transactions described “PROSPECTUS SUMMARY – Overview” and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Overview and History,” we have changed our name to DNA Brands, Inc., as well as our current business plan.  Our principal offices are located at 506 NW 77th Street, Boca Raton, Florida, 33487, telephone (954) 970-3826.  Our website is www.dnabrandsusa.com.

We currently produce, market and sell a proprietary line of three carbonated blends of DNA Energy Drinks®, as well as a line of meat snacks made up of two beef jerky flavors and three flavors of beef sticks.  We began selling our energy drink initially in the State of Florida in 2007.  As of the date of this Prospectus we are currently distributing our products throughout 31 of 42 Florida counties as well as the Southeastern US, including Georgia, Louisiana and Mississippi.  We also distribute in California, Maryland, Ohio, Pennsylvania and Michigan and are in the process of expanding our distribution into the Carolinas.  In addition we will soon be fully represented in Illinois, Indiana, New York and parts of New Jersey.  In New York we will be distributing DNA Shred Stix® through Clems Distributing, one of New York’s largest snack distributors with over 10,000 points of distribution.  We are also in discussions for Clems to distribute DNA Energy Drink®.  It is our intention to have nationwide distribution by 2012 provided we are able to obtain the financing necessary to accomplish this objective.

We strive to maintain creditability with our core demographic, increase our consumer base by adapting to trends and changes; keep the brand in front of consumers through TV, magazines, events and viral campaigns and at the same time giving the consumer superior products at a lower price with quality service.  We have demonstrated our ability to adapt to market trends by pioneering the DNA Beef Jerky and Shred Stix line, giving us numerous cross marketing opportunities.

Our founders are Mr. Darren Marks, our current President and CEO, and Mr. Melvin Leiner, our current Executive Vice President, Secretary and COO/CFO, who together founded DNA to leverage their experience and create a prominent brand in the energy drink segment of the beverage industry.

We are a Florida based company focused on building our DNA brand.  In an industry where only 5% of new companies survive, we feel our continued success will be based upon a methodical approach to build our brand.  We started out with the idea that energy drinks could be functional and delicious tasting at the same time and made the conscious decision not to follow the industry leaders taste profile and created energy drinks to set us apart from the competition.  In January 2010 we were awarded a 1st Place “Platinum Award,” as the best tasting energy drink at the prestigious World Beverage Competition™ held in Geneva, Switzerland.  More than 30 counties and over 10,000 entries were submitted in all beverage categories.

Knowing full well that brands are not built overnight, especially in the highly competitive energy drink category, our first two years were devoted to brand development, creating awareness through sampling programs (over 20,000 cases sampled) and creating credibility among our core demographic by concentrating marketing efforts on action sports locations and events (surf, motocross, skate, etc.) which we continue today throughout Florida.

As we learned through trial and error, there was a severe lack of meaningful brand-building distribution options available to new  non-alcoholic brands in Florida forcing us to create our own Direct Store Distribution (DSD) entity, Grass Roots Beverage Company, Inc. (“Grass Roots”).  Grass Roots directly covered 31 of 42 counties in Florida before Anheuser-Busch came agreed to become our distributor for Florida. Grass Roots continues to service accounts in these counties and/or assists Anheuser in the selling or distribution of our branded products and will do so until the products are fully assimilated into Anheuser’s network.  Once we were comfortable that the brand had some legitimacy we aggressively went after the independent convenience and chain stores.  Our products are currently sold in over 3,000 Florida stores, most of which came on board over the 7 months prior to the date of this Prospectus.  Having our own DSD has given us insight into what is required from both a manufacturer’s and distributor’s standpoint to successfully build a brand.

In February 23, 2010, the committee for Anheuser Bush’s (“AB”) 26 Florida distributors recommended that DNA Energy Drink become the replacement for Monster Energy Drink that terminated their relationship with AB.  Combined, the 26 AB-Budweiser houses sold 1.4 million cases of Monster with gross revenues approximating $40 million.  As a bonus the committee also gave its approval for distribution of our entire meat snack line.  Quality Distributors of Deltona, Florida became the first AB distributor to receive product.  Since February 2010 we have entered into eleven (11) separate agreements with AB distributors and expect to continue to enter into new distribution agreements over the next 6 months.  However, as of the date of this Prospectus AB is not servicing approximately 60% of the State of Florida and as a result, we  still maintain Grass Roots to fill in the territories not yet serviced by AB and to act as service reps for the AB network.

We are the “title” sponsor of a factory Yamaha AMA super cross team the “DNA Shred Stix Star/Yamaha Racing Team.”  AMA Motocross/Supercross is only second to NASCAR in motor sport attendance according to the AMA Supercross Association.  The DNA team is one of only four teams that contended for the world “Lites” title and had four podium appearances with a title win in Seattle in 2010 and have had extensive coverage on CBS and Speed channels already in 2011.

We try to maintain creditability with the core demographic and increase our consumer base by adapting to trends and changes, keeping the brand in front of consumers through TV, magazines, events and viral campaigns and at the same time giving the consumer superior products at a lower price with quality service.  We believe we have demonstrated our ability to adapt to market trends and when we were certain that our energy drink had gained credibility among our core demographic we pioneered the release of the DNA Beef Jerky and Shred Stix line in July 2009 and January 2010, respectively.  We believe this gives us numerous cross marketing opportunities.

Products

We produce, market and sell an initial proprietary line of three carbonated blends of DNA Energy Drink® (“DNA®”) as well as a line of meat snacks made up of two beef jerky flavors and three flavors of beef sticks.  These drinks are sold in 16 ounce cans styled with the name DNA® prominently placed and a logo that includes the DNA Skull and Helix.  The beef jerky is packaged in a 3.0 oz sealable pouch and the beef stick is 1.0 oz stick form.  We believe the name DNA, our edgy color schemes, logo and other graphics stand out on store shelves and coolers.  The DNA name resonates highly with our target market which includes a younger core of a more active demographic involved in today’s rapidly expanding and trend setting action sports community.  Our initial product flavors include:

DNA Energy Drink®

•	Citrus –Tastes like a true blend of real oranges with specific citrus nuances
•	Lemon Lime –Velvety and smooth lemon lime mix
•	Citrus Sugar free (No carbs) – The taste of a very high end orange soda but with a jolt of energy

DNA Beef Jerky™

•	Original – True beef flavor
•	Teriyaki – Tastes like authentic Asian seasoning

DNA Shred Stix™

• Original – Real beef flavor
• Pizza – Authentic Pepperoni Pizza taste
• Jalapeno – Hot and Spicy

Energy Drinks

We have formulated DNA® to the highest flavor profile standard and believe it is superior in taste to any of the other energy drink brands in the industry.  We incorporate the best and highest quality ingredient mix in our proprietary blends which have been formulated to maximize energy and awareness levels that result in improved performance on demand.

Our energy drink makes an immediate and lasting difference in elevating energy levels of consumers.  This category is the only one that creates an immediate expectation of an effect on consumer bodily functions.  There are many energy drinks that have compromised functionality for cost savings.  We believe they have learned all too late that if an energy drink does not deliver on its promise for an immediate and lasting increase in energy levels, it is no more than an expensive soda.  Energy drink consumers will go to another reliable brand.  We believe one of the several principal reasons new energy drinks entrants commercially fail soon after introduction is because they use inferior ingredients and as a result do not provide the expected results.

DNA® is formulated to ensure that DNA® drinkers will, upon first drink, experience a taste that is delicious beyond the typical expected institutionalized medicinal taste that has been the main negative reaction associated with the vast number of brands of energy drinks including the major brands.  We have not sacrificed taste for functionality and performance which we believe gives us a major competitive advantage over other energy drinks and has awarded us with high accolades from distributors and industry insiders, as well as from numerous action sports publications.  These early taste accolades for DNA® have converted numerous energy drink consumers to us in those geographic areas of our distribution.  We believe on taste alone, given our high functionality profile, we are able to quickly convert consumers from other brands.  In fact, our tag line, “Tastes Like No Other,” was given to us by a first time consumer in our initial sampling program.  Our taste and functionality profiles have begun to create a positive response in our target market, with distributors and with convenience store chains that dominate energy drink distribution. DNA® has also captured industry attention at the highest levels.  DNA was awarded the 1st Prize “Platinum Award” in the “Best Tasting Energy Drink” category by the World Beverage Competition for 2010 which was held in Geneva, Switzerland.  More than 30 countries participated and more than 10,000 entrants in all beverage categories were submitted for judging.  One winner from each category was selected in double blind tasting tests.

We are experimenting with line extensions on these blends and also on completely new items that are in the R&D process.  We will not introduce them until significant distribution and wide name recognition is obtained for our core line offerings.

DNA Meat Snacks

In July 2009 we released ours beef  jerky line, followed in January 2010 with our Shred Stix meat stick, all of which are produced in the United States with 100% American muscle beef unlike most all of our competition.  DNA meat snacks are made under the strictest controls and supervision to insure the highest quality.  Quality, taste and consistency remains very much in the forefront of production philosophy as it is for our energy drinks.  As is with our energy drink DNA Shred Stix is the only brand that does not contain MSG.  Extensive market testing and research has gone into the brand prior to production.

Because we use 100% American beef and the finished goods are packaged only once within hours of production, we are able to bake our flavors into the meat.  This process eliminates the greasy look, feel and taste that are prevalent in much of our competitors’ products.  In addition to 100% American beef, our production process uses imported dry spices, ground and blended to provide great, well rounded flavors that stay true with extended shelf life resulting in more flavor control and more consistency from batch to batch.  Some competitive jerky is made 51% in the USA and 49% in South America then blended before final packaging.  This allows them to avoid the “Product of Argentina” declaration on the package.  Some competitors’ products may not be packaged for several weeks after production, the result of which is they virtually paint the flavor just prior to packaging to be able to retain the taste.

DNA Meat Snacks are being marketed to a similar demographic that consumes energy drinks. Distributors are gravitating to the brand with great enthusiasm on a local, regional and national level and see the brand extension as a natural progression to servicing the needs of our demographic base.

Recent Developments

While no assurances can be provided, our management believes that we are on the verge of explosive growth.  In support of this contention below are several recent events that have occurred to foster this belief:

➢
As discussed above, on February 23, 2010, the committee for Anheuser Bush’s (“AB”) 26 Florida distributors recommended that DNA Energy Drink become the replacement for Monster Energy Drink that terminated their relationship with AB.  Combined, the 26 AB-Budweiser houses sold 1.4 million cases of Monster with gross revenues approximating $40 million.  As a bonus the committee also gave its approval for distribution of our entire meat snack line.  Quality Distributors of Deltona, Florida became the first AB distributor to receive product.  Since February 2010 we have entered into eleven (11) separate agreements with AB distributors and expect to continue to enter into new distribution agreements over the next 6 months.

➢	Since June 2009, we have reached verbal and written agreements with quality retailers such as CVS, Walgreens, Race Track, Circle-K and 7-Eleven to offer our products;

➢
Co-Branding marketing agreements have been executed with CVS, and the NBA’s New Orleans Hornets which have resulted in expansion into Louisiana.  In addition, similar programs with CVS and Major League Baseball’s Florida Marlins and Cincinnati Reds and CVS and the NFL’s Arizona Cardinals, are also fueling expansion.  Each of our agreements with major league sports teams is for a term of one year.  While no assurances can be provided, we expect that each will be renewed for additional one year terms.

➢	Similar programs with Walgreens and the Orlando Magic and Walgreens and the Cleveland Cavaliers (pending) are bringing or expected to bring additional sales and awareness to our brand;

➢
We have been approved by both military buying organizations, AAFES and DeCA, for the purchase of DNA branded meat snack products.  Initial orders have been received and deliveries have been made to both agencies. Orders are generally placed by individual distribution centers and have been between $1,000 and $50,000. While no assurances can be provided, we expect that this will be a recurring order.

➢	In the second quarter of 2010 we began to distribute product in both the Midwest and Mid-Atlantic regions.

➢
Grass Roots, our wholly owned subsidiary, is currently servicing 600 convenience stores and independent grocers in the  Detroit, Michigan area and is in negotiations with Garden Foods, Inc., one of the  largest non-alcoholic distributor in the Midwest, to  become our master distributor covering several counties surrounding Detroit.  Product was initially launched on March 29, 2009 and we have subsequently received 3 additional full container truck load (approximately $200,000) orders since that time.

➢
In September 2009, we entered into a Manufacturing, Sales and Marketing Agreement with Monogram Food Solutions (the “Monogram Agreement”). The terms of the Monogram Agreement provides for Monogram to produce and finance the production of our meat snacks.  Both parties market and sell the products on a national basis with Monogram providing access to their national sales force and broker/distribution network. Actual shipments of Beef Jerky and Shred Stix did not begin until the first and second quarters of 2010, respectively.  As of the date of this Prospectus we have generated approximately $800,000 in revenues as a result of this agreement.  Monogram is the largest producer of meat snacks in the US and the third largest worldwide.  Monogram entered into this agreement with us to develop a product, DNA Shred Stixs, capable of competing with Slim Jim, the category leader.

Sales and Marketing

DNA Energy Drink® and DNA Beef Snacks™ provide immediate and sustained energy and/or satisfies the hunger needs of all groups of people in need of an energy lift to meet the challenges of the day and these groups may include parents, office workers, truck drivers, postal carriers, laborers, students, night watchmen and scores of others in every walk of life.  We have specifically targeted our marketing attention to the “trend setters” in two sectors:  (1) today’s rapidly growing action sports community, our initial and most critical target market; and more recently (2) the music industry, that may or may not be action sports orientated.  In either case the audience is trendy and edgy and we believe our perfect customer.

Our choice to target the action sports community reflects our management’s personal and professional experiences coupled with the fact that this demographic group represents those most likely to seek alternative beverages and meat snacks and the immediate gratification that an energy drink provides.  More importantly, they set the tone and influence others to try our products.

These action sports include:

•	Surfing
•	Wake Boarding
•	Skim Boarding
•	Skate Boarding
•	BMX
•	Motocross/Supercross
•	Free Style Motocross

We are also the “title” sponsor of a factory Yamaha AMA super cross team.  AMA is only second to NASCAR in motor sport attendance.  The DNA team is one of only four teams that contended for a world “Lites” title and was on the winner’s podium four times this season with a DNA rider taking first place in Seattle.  We have had extensive coverage on CBS and Speed channels.    We believe that this sponsorship program provides significant exposure of our products to our target demographic that we could not currently afford if we elected to purchase equivalent advertising.

Our target demographic is 18 to 39 years of age and predominantly male although with the growing popularity, female participants and fans are beginning to enter the field in larger numbers.  This group tends to be on the cutting edge of style and have a profound influence on cultural trends and fashion.  They are individualistic and tend to avoid corporate culture in favor of personal individual expression.  They are extreme, risk takers, can spot the next “next” in the culture and are quick to try it.  They quickly adopt it and spread the word if they like it and are as quick to toss it aside if it compromises their integrity and individuality.  This group will provide the greatest initial benefit to the energy drink market and to DNA® and, therefore, they are the group on which we are focusing the greatest attention.  The 18-39 year old profile represents approximately 90 million people who can likely be potential energy drinkers and meat snack consumers.

We believe that an aggressive “grass roots” marketing approach directed at the core demographic through support of their activities and events leads to product acceptance and credibility, the two ingredients we believe are necessary for success.  Additional more conventional marketing and advertising programs directed at radio/television campaigns will reinforce our message.  We believe that top down advertising strategies are costly and will not work against the highly capitalized brands on a dollar-for-dollar basis and will lead to failure.  A prime example of this in the energy drink category is Xyience Energy which declared bankruptcy after spending all its capital in one quarter on high priced advertising in support of their drink Xenergy.

Our objective is to build and maintain credibility with our target market and create a loyalty to our brand among consumers beginning at a younger age.  We see action sports as a community, tied together by like mindedness, similarity of lifestyle, a commitment to their sport and its stars and more importantly their constant presence either as participants or as fans within the action sports lifestyle.  This community is present at and a part of local or national events, on street corners, parks or whether following the sport through websites dedicated to each of the action sports, national magazines that cover all the sporting events including Dirt Rider, RacerX, Transworld Skate, Mundo Rad, Surfer Magazine, Surfing Magazine and Eastern Surf Magazine, or national television and cable networks like CBS, Fuel TV, ESPN, EXPN, and the Speed Channel which televise all events.  We strive to be seen in this community at all times through our individual athletes, our teams who wear our logos proudly and drive their rigs with our banners and logos, with their photographs drinking DNA® and with our sampling vans placing “Cans In Hands.”  All of these are inexpensive ways that have created a “buzz” for DNA® that has the appearance and effect of spending that major brands spend.

Our strategy is to be prominently featured in each of these venues on an ongoing basis through our sponsored athletes without the high costs of advertising and event sponsorships.  We want to receive de facto and real endorsements from the stars of the sports which will further confirm the DNA® brand within our target market given the grass roots ground work we are laying with our sampling and other awareness programs.  The DNA® brand is beginning to appear in all of these forums as well as magazines such as the June 2008 issue of Racer X where we are mentioned as one of the driving forces behind AMA Motocross.  For fractions of the dollars, we believe we are now perceived to be a prominent factor in the market we are pursuing and are on the same playing field as Red Bull, Monster, Rock Star and No Fear.  We are seeing the positive effects on our sales and distribution efforts both with retailers and consumers.

Our strategy to maintain the pulse on the action sports community includes the securing of recognized athletes and teams for specific periods before they are “the” bona fide star.  Because of our intimate experience in this field, we have been able to recognize the upcoming stars at an early stage in their careers.  These athletes and teams, who are not far behind those of the major athletes and teams, cost the major brands significantly more but give them no more than we receive in brand exposure.

Motocross/Supercross

We are the title sponsor for the DNA Shred Stix Star Yamaha Motocross Racing Team comprised of the following riders:  Broc Tickle, Max Anstie, Nico Izzi, and Martin Davalos.  In our initial season with Star Racing Yamaha, we have already reached the winner’s podium in three of our first five races.  The amount of media coverage to date has been even greater than our lofty expectations.

Our title sponsorship agreement with Star Yamaha runs year to year and calls for a sponsorship fee of $250,000 for 2010.  It is after comparing the benefits gained from this agreement in terms of advertising and media generated with similar industry agreements that Monster/Red Bull/Rock Star have which cost millions upon millions of dollars that our ground-up grass roots strategy demonstrates its powerful effectiveness.

A prime example of our approach is the enormous success we have had in Supercross.  According to the AMA, its Supercross Series is second only to NASCAR in attendance and popularity as it tours North America with 17 events.  The amount of media coverage generated converted into dollars is expected to be approximately $15,000,000 for 2010 because of our new affiliation with the Star Yamaha factory team.  We also expect co-branding exposure will increase dramatically in 2010 due to new agreements with FOX, DC Shoe Co USA, Volcom, Yamaha, Alpinestars AND VZ.

Surf, Wakeboard, Skateboard

Our Surf, Wake and Skateboard teams comprise a combination of recognized up-and-coming amateur athletes and seasoned professionals.  Our Surf team is made up of Eric Geiselman, the two-time Jr. World Champion and NSSA East Coast Champion.  Other riders are Tommy O’Brien, Billabong Pro Team Rider and Jr. Pro Champion; Cody and Evan Thompson, Billabong Professional Surfers and Jr. Pro Surfers; Blake Jones, Professional Surfer Volcom; Mark Dawson, Mattix Clothing Professional Surfer, Jr. Pro Surfer; and Luke Marks, a 9 year old star on the horizon.

Our typical sponsorship contracts are for one to three years, and according to the athletes’ ranking and exposure, we provide compensation that range from event entrance fees to annual sponsorship.  Generally, annual fees are a few thousand dollars and sometimes include a nominal amount of stock options.  In return, our name and logo is placed on their boards, shirts, other apparel and gear.  Our logo then appears in magazines around the world to the extent of the media coverage they earn.  We are always on the look-out for the rising stars and because of our history with these sports; we believe we are better suited to identify the best value propositions for our capital.

We currently employ 13 persons in direct sales and sampling.  We train our people to distinguish the benefits of DNA® from other brands in the market.  Our staff stresses visibility and sampling for a period of 30-90 days before we commence distribution activities in a geographic market.  We have outfitted DNA® vehicles, apparel, and signage and take them to locations where action sports take place including outdoor and indoor playgrounds where people are playing and begin to systematically sample DNA® with our “Cans In Hands” and “Shred Stix” program.

Our sampling techniques are programmed to create interest, trial and demand.  We engage consumers about their experiences regarding taste and functionality.  We acquire lists of distributors’ store accounts and begin a very organized sampling program both outside and within stores which are designed to create requests for our products before it is available.  We attend all action sports events and provide sampling at such events alongside our vehicles and, in some cases, with an 18 wheel rig which is replete with our DNA® graphics and logos, and are motored nationwide by our Motor Cross Racing teams.  Further, we have placed over 200 branded 5’ tall DNA® coolers in the action shops where enthusiasts congregate which are becoming introductory revenue platforms for us.

The objective of our “Cans In Hands” and Shred Stix sample programs are not only to build awareness, introduce newcomers to the category and to our brand but also to compete with the established brands on taste and functionality.  We want the consumer to experience and believe that DNA® tastes better and is as effective, if not more effective than all the other brands.  This program has created our core grass roots loyal followers who are now our first line of brand evangelists as they move to the action sports shops and see our branded DNA® coolers.  We then extend our expansion to the next geographic target.  Together with our action sports individual athlete and team endorsements, our brand evangelists in hand and our developing interactive web component, our marketing program is also geared to create a viral effect both within and outside our target demographic and spread the word about DNA®.

When our sales team calls on beverage distributors and convenience store retailers, whether chain or independently owned, we are already known to them.  Because of the grass roots pull we have created for DNA®, they have been eager to accept meetings with us as we represent a legitimate revenue opportunity for them.  Today, we are receiving calls from a wide range of outlets as a result of our grass roots efforts.  This effort has built good will with distributors and retailers who frequently express their appreciation to us for developing awareness, expectation and demand ahead of the date the product is on the shelf.

Viral Component

This component of our marketing program, in play from the inception of our marketing strategy, beginning with sampling, building our brand awareness through our association with action sports and our public relations strategy, is the essence of our communications platform.  It is what we do to communicate our message on a perpetual basis to accelerate trial of DNA® in our target market and within the natural extensions into other demographics.  The objective of our viral program is to accelerate potential in a competitive segment of the beverage market.  We want to make DNA® an acronym for energy drinks in every market we enter and use our target market as our brand evangelists to spread the word that DNA® tastes good and is cool to drink.  Therefore, as we develop our message we will explore ideas to use DNA within our message as a substitute for drinking energy drinks.

As we have expanded our awareness through sampling, events driven participation and endorsements, we have received and benefited from significant public relations that has had a greater positive effect on our awareness program than advertising.  We will continue our strategy to use our action sports teams and athletes on the back of our grass roots marketing strategy to expand this recognition platform.

We plan to accelerate the expansion of our community with our web site which will also be a destination point we will use to aggregate the action sports community as a one stop resource to learn about all that is going on in action sports.  We are creating the “DNA Report” as an aggregator of all the current action sports stories and events, and drive our target market to the site in all our messaging.  Our site will be the place to go to learn about what is going on in action sports.

We have successfully developed DNA Facebook, Twitter, My Space, Hooked It, Sponsor House and a fully interactive website.  Our web site includes videos of our teams’ performances, daily updates, events and relevant brand news and also includes music components and music tours.

Distribution

In Florida, prior Anheuser Bush agreeing to take over distribution of our energy drink and meat snack lines, our wholly owned distribution subsidiary, Grass Roots Beverage Company, Inc. (“Grass Roots”) covered 31 out of the 42 counties in the state and all of the heavily populated areas.  As of the date of this Prospectus 11 out of the 23 Anheuser Bush distributors in Florida are distributing DNA products, 4 more have given approval and will be added shortly with most of the others expected to be aboard over the next 6 months.   Grass Roots will continue to service those areas not presently covered by Anheuser-Busch until distribution agreements with the additional branches of the Anheuser Busch dealers are executed and the brand is fully assimilated in the Anheuser Busch network. Currently Grass Roots has ten company branded delivery vehicles and three branded sampling vehicles.  Ralph Sabella, our Vice President of Operations, manages the eight sales people and four sampling teams of two people each.  As Anheuser Busch’s involvement increases Grass Roots will begin to scale back its delivery function, reduce its delivery personnel and concentrate on providing back up sales and marketing support in the region.

In addition to implementing our events support programs and on street and in-store sampling programs, Grass Roots also calls on action sports shops, individual or small convenience stores in Florida from one targeted territory to the next.  Our staff has established weekly sales calls and actual sales they must make.  They are trained on how to ask for the order including offering our initial trial offer of three cases and an additional one for free.  Most convenience stores agree to take our offer.  Our staff provides all of the customer support and repeat orders which they have been trained to promote.

Our goals in Florida for the next 12 months are to secure additional distribution among the chain convenience, pharmacy and grocery locations such as Walgreens (800 locations), Chevron (1,000 locations), 7 Eleven (1,000 locations) CVS Pharmacies, (700 locations) and Gate Petroleum (150 locations), among others.  Authorizations have already been received by Walgreens, CVS, Circle K and 7 Eleven.  We are actively pursuing the remaining accounts and will leverage Circle K as a means to acquire other similar distribution.  Additionally, Grass Roots is working and calling on several thousand independent convenience stores operating in Florida on a routine basis ranging from Key West to Vero Beach on the East Coast and Tampa on the West Coast.

The state of Louisiana is also the responsibility of Grass Roots.  Grass Roots made the decision to expand operations into Louisiana when Race Trac, Circle K and CVS expressed interest in carrying the DNA brands.  Race Trac, Circle K and CVS will act as a base to secure additional chains and independent convenience store business.  To facilitate product placement and awareness we entered into a marketing agreement with CVS and the New Orleans Hornets of the NBA in which the products will be featured at CVS on their end-cap program and promoted through the New Orleans Hornets.

In February 2010 we launched operations into the Georgia market with Savannah Distributing pursuant to a verbal agreement.  Currently Savannah is servicing Race Trac stores turned over to them by Grass Roots and are seeking additional distribution among the more than 1,200 Independent/Chain C Store Accounts they service.  We are also currently in discussions with a large Anheuser Bush distributor in that region.

Several distribution opportunities are being looked at for North and South Carolina with a first quarter 2011 start date.

Our exclusive broker, Royal Strategies and Solutions, has enlisted the services of several prominent brokerage companies to assist in acquiring new chain and wholesale business on the west coast of the United States utilizing several distribution methods.  In addition, we are utilizing the sales and marketing network of Monogram Food Solutions, our manufacturing, sales and marketing partner in the production of DNA Beef Jerky™ and DNA Shred Stix™.

Advertising

Our budget as it relates to traditional media advertising is relatively small and at this time will not support traditional  advertising  on television or radio that would  support our growth as we cannot afford to compete by matching our competitor’s budget for this type of exposure.  However, we do recognize its importance and are close to being able to address these markets in what we believe is an economical and inventive way. We also believe that traditional advertising is contrary to the nature of our target market and will use it only as support for successful grass roots programs.  Therefore, we are looking at the Internet as our source for advertising.  We are looking at compiling all of the action sport web sites and creating a linked presence in each of them.  We are developing search engine optimization and key Google and Yahoo ad words to ensure that DNA® is one of the first places to go when energy drinks and meat snacks are Googled.  This process is being handled by our own in-house IT specialist who is also responsible for keeping the website current and Facebook, Twitter, MySpace, Hookit and Sponsorship fresh.  We believe that the DNA® 18-wheel rig traveling throughout the United States has provided us with major visibility.  We intend to expand these programs as a strategy of high effective low cost advertising.

We believe that how we communicate our message must be integrated and coordinated among all of the above initiatives to deliver the message and create the necessary reach.  A top down approach as employed by the elite brands is capital intensive and we believe will not allow us to exploit the window of weakness in elite brands’ marketing strategy to enter the market.  We believe that we must communicate with our target market from the ground-up.

We are confident our products can compete on taste and functionality which we hope will allow us to convert a portion of our competitor’s market share.  However, their vast marketing dollars and existing national presence make it unrealistic to compete successfully with them on an initial national level for their customer base.  To succeed, it is our intention to build and maintain prominent positions in each successive phased geographic location we enter.  This means our products must have prominent shelf space in the vast majority of stores that the elite brands occupy in each state we enter.  Therefore, we understand we must be competitive on quality; we must expand awareness to accelerate trial, and must provide an appealing value proposition to our customers.

We have a master broker agreement with Royal Strategies & Solutions, Inc. (“Royal”), a company owned by our management.  See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,” below. Under the terms of the agreement Royal seeks to place our products on the shelves of major chain, drug and grocery stores in specifically targeted areas selected by us.  They receive constant support from us in making sales calls or working to create in store promotion programs to accelerate sales.  Royal specializes in the launch of new products and oversees a national network of brokers, distributors, manufactures and retailers selling a wide array of products to retailers across the nation.  Royal’s most recent launch success is DRSI’s “ReStore Energy Formula” that is gaining national distribution through retailers such as Rite-Aid and Kroger.  Prior to ReStore, Royal launched Zestra Laboratories (touted as the female Viagra®), gaining nearly 35,000 shelves nationwide in less than 24 months including nearly every major drug, pharmacy, and supermarket, including Walmart.  We are currently in final negotiations with a group representing significant distribution in the Caribbean.  The business will consist of volume sales to these regions at a discounted price.  However due to the lack of required support normally given the brand, we do not feel the net profit per case will be adversely affected.

We will not extend our presence beyond our human resources, production capability, and capital means to support each market to the levels we promise to our distributors and retailers.  If and when we secure a prominent position in a target territory using our grass roots marketing strategy, we will leverage our relationships and achievements to move to the next area and repeat our programs there.

Manufacturing and Production

Our energy drink products are based on a proprietary formulation we have created with our contract development group under a non-disclosure agreement.  Our energy drinks are currently manufactured at Seven-Up Snapple Southeast (SUS) f/k/a/ Southeast Atlantic Beverage (“SEB”) in Jacksonville, Florida under a confidentiality agreement.  SUS is a full service contract manufacturer and also manufactures beverages for Welch’s Sunkist, Hawaiian Punch and many others.  This facility owns all of the manufacturing equipment and was identified by us as having an excellent record for contract manufacturing and the capacity to meet all of our initial growth expectations in southeastern United States.  SUS has manufacturing plants located throughout the United States, which is expected to provide us a significant benefit as our operations expand throughout the United States.  As we expand geographically, we believe we can use any of SEB’s manufacturing plants located throughout the country to expand capacity and save costs on transportation.  We believe this facility can manufacture enough cases to meet all of our immediate needs in the Southeast.  Production turnaround time is 14-30 days.  Our terms of payment are C.O.D.  We do not believe there are any problems that may obstruct the procurement of raw materials.  Raw materials are ordered 2-4 weeks in advance.  Payment terms for ingredients are 30 days after receipt.

Our 16 oz. cans are manufactured by Rexam Can Company at their North Carolina facility.  Rexam, formerly American Can Company, is one of the largest producers of cans in the world.  Estimated turn-around time varies from season to season and runs between 14 to 30 days.  The manufacturer has the capacity to produce over 50 billion cans per annum.  Upon completion, the cans are shipped by truck to the contract manufacturer where they are filled.  We do not believe there are any problems in procuring the raw materials to manufacture the cans.

We purchase our raw materials for our energy drink from several producers, including Energy Blend from Anmar International, Bridgeport, CT.  Our flavors come from Seethness Greenleaf in Illinois, and Guarana is sourced from Gateway in New Jersey.  Prices are fixed for a period of one year and all bought against purchase orders.  The raw materials portion of our beverage represents approximately 33% of the cost of goods sold of our product.  We receive delivery of shipment at contract manufacturers (cans & producer) within 14 days of our order for which we pay C.O.D.  All other terms are based net 30 days.

We purchase the raw materials for our cans from Rexam and those costs represent 33% percent of our cost of goods sold.  Our terms are based net 30 days.  Manufacturing costs represent 33% of our cost of goods sold.  Based on our average order, our cost is approximately $10 per case of 24 cans depending on flavor.  Cases come in pallets of 80 and are shrink wrapped and include shipping to warehouse.

Our meat snack products are also produced with proprietary formulation that has been created by us and produced by our manufacturing “partner,” Monogram Food Solutions, under a Manufacturing, Sales and Marketing Agreement (the “Agreement”).  The product is produced at either the Martinsville, Virginia or Chandler, Minnesota facility.  The terms of the Agreement call for Monogram to finance the production, produce, distribute and sell the product and for us to market, distribute, sell and promote the DNA Branded meat products.  The highlight of this line is the “Shred Stix,” a 1 ounce meat stick that is produced in 3 flavors.  Profits on the sale of our meat snacks are shared equally by Monogram and us. Monogram has advised that it is the largest producer of 100 % US meat snacks in the US and the third largest overall.  Monogram is maintaining an adequate inventory to insure delivery promises can be met and will require a 4-6 week period to handle special orders.

Industry Overview

Energy Drink

We have entered into the United States’ $23 billion (AC Nielsen 2008) New Age Beverage category that according to Global Industry Analysts, Inc., the Sports and Energy Drink sector we occupy is collectively expected to reach US$39.2 billion by 2011.  New Age Beverage category is made up of a line of functional beverages that address specific health and performance needs.  These beverages range from Gatorade, introduced in the 1960’s initially to replace electrolytes for athletes, to drinks filled with vitamins and nutrients to improve energy, awareness and hydration, among numerous other functions.  According to BEVNET.com, Inc, a leading trade source in the industry, New Age Beverages are rapidly gaining in popularity over carbonated sodas and juices as people are becoming more health conscience and seeking an edge to improve their performance either athletically or to handle their daily challenges with more vigor.  New categories are constantly finding ways into the New Age beverage sector.

Industry experts appear to be in agreement that the energy drink market is one of the fastest growing segments of the functional drink market. Energy drinks were introduced initially in the United States by Red Bull in 1997 after its major success in Europe.  By 2001, the energy drink market had developed to almost $400 million in retail sales.  By 2005, it had grown to approximately $4 billion.  This trend is continuing.  Energy drinks as a category are no longer considered a fad.  It has been on a steep growth curve since its introduction over 10 years ago.  New brands are constantly being introduced to meet the growing demand.

In 1998 Red Bull, the largest selling energy drink in the world, introduced its Red Bull Energy Drink in the United States to a younger demographic, 18-39, of people who are highly active and in need of energy.  Despite injecting significant funds into its initial marketing campaign, there were many obstacles to overcome including a high price barrier of $2 and more for an 8 ounce can and a medicinal taste.  Red Bull developed a highly disciplined training program for their employees and introduced Red Bull in several key major trend setting markets.  They sampled heavily, made it available initially in the major and most popular night clubs and events.  With discipline, Red Bull demonstrated that with its high quality ingredients, it provided consumers with the energy lift they wanted.  They were able to define the category and set price point acceptance among a highly motivated and developing consumer base.  Beyond its initial target they expanded their marketing to include all those people in need of energy in their daily routine.

Approximately 85% (NAACS Jan. 2010) of all purchases of energy drinks at retail are sold through the 146,294 individual and chain convenience store outlets and gas stations with attached convenience stores in single serve cold cans.  Moreover, the top brands are finding their way onto supermarket shelves and also into branded coolers.  Other sales outlets included among the 739,441 total combined retail/on-premise locations are restaurants, bars, actions sport shops, grocers, pharmacies, parks, beaches and generally everywhere drinks are sold.  Our principal focus has been and will continue to be on convenience stores.  Once we have made inroads into convenience stores in a particular territory, we will work with Royal’s broker network and with relevant distributors to move into supermarket, mass market and pharmacy stores as outlets for DNA®.

Top Convenience Store States (National Association of Convenience Stores “NACS” January 2010)

State	Stores
Texas	14,226
California	10,312
Florida	9,223
New York	7,552
Georgia	6.363
North Carolina	6,146
Ohio	5,182
Michigan	4,814
Illinois	4,496
Virginia	4,461

The typical consumers of energy drinks are 18-39 year olds, active in or fans of action sports. (Bev Net, Nacs, Convenience Store News, Supermarket news).  Energy drink users consume drinks before, during and after activities and at any other time when an additional source of energy is wanted.  Although there is brand loyalty, energy drink purchasing continues to be in good portion an impulse purchase in single cans.  With the introduction of the category into large retail outlets, energy drinks are now being sold in multi-can cartons, which serve to lessen some of the impulse buying and augers well for the category as it competes with other beverage categories including carbonated soda and coffees.  According to the Mintel Oxygen Report’s Global Market Navigator, August 2010, American’s consume 3.05 liters of energy drinks per capita each year, which translates into approximately two cans per day for energy drinkers.  On the heels of Red Bull’s success, numerous other brands were developed.

Numerous major beverage companies have no presence in this category but do have large distribution and marketing capacity to leverage.  We believe that that the typical energy drink consumer does not connect to the corporate culture that these large beverage companies carry with them.  Therefore, it is viewed as a more logical approach that a larger company would acquire an up and coming brand in order to acquire a strong foothold and presence in this side of the industry.

To date, the larger beverage companies have not purchased energy drink companies but have made significant contributions to their distribution.  Vitamin Water, in the functional beverage category, is a huge success story with Coca Cola purchasing the company for 12 times revenue at a sale price in excess of $4 billion in 2007.  Hansen Natural Beverages was a regional successful carbonated soda company.  It was only when Monster Energy was developed and launched that its sales exceeded $1 billion per annum.  The other top brands are controlled by Coke and Pepsi.  We believe that there is room for other energy drink companies to build a successful brand not by competing dollar for dollar with the elite brands, but by seeking a place of prominence in store shelves and with consumers in our target market alongside these elite brands based on the quality of our taste and functional profile, and by establishing intimate ground roots recognition and adoption within DNA’s target demographic at low and controlled costs.

Meat Snacks

According to the USDA, processed beef represents approximately 13% of total beef consumption Of the 30 billion pounds of beef annually consumed in the US, 90% of all household consume beef according to the USDA (LDP-M-135-02 Factors Affecting US Beef Consumption) but only 23% beef jerky.  The challenge is bridging the gap between household consumption and meat snack consumption.

We believe it is important that we understand market variations and our competition before we can fully address and implement intelligent product alternatives and marketing programs.  There are gender considerations to consider.  According to the USDA (LDP-M-135-02 Factors Affecting US Beef Consumption) males consume an average of more than 38 lbs. of beef annually than women.  Per-capita beef consumption was highest for males 20-30 and females 12-19.  There are also generation considerations.  The USDA Economic Research institute expects beef consumption to decrease as the population ages.  Finally there are race/ethnicity considerations.  Beef consumption (most to least) is in the following order:  Black/Hispanic/White/Other.  However, Hispanics are expected to exceed consumption by Blacks due to population increases.  The challenge is to target and identify new consumer segments as the existing target audience continues to age and shrink and bring them products that are innovative as well as nutritionally satisfying.

Existing characteristics of the energy drink and meat snack markets include:

•	The categories are real and growing;

•	Price point adoption. Red Bull has set the high price point and the market has adopted it. At these levels, there has been no resistance.

•	Brand loyalty exists at younger age levels. Brand loyalty can be somewhat offset by the high degree of impulse buying principally in single cans from convenience stores.

•	Impulse buying habits are also being changed, albeit slowly, by quantity purchases from supermarkets primarily by the older elements of our target market and those outside our target market.

Employees

Currently we have twenty (20) full time employees of which three are executive management. Thirteen (13) are employed in direct sales and sampling who are predominantly on the road and four (4) are in administrative support and fulfillment.  Our employees work at will and are not represented by a collective bargaining unit.  We believe our relationship with our employees is good.  We require all our employees and consultants to sign a confidentiality and non-disclosure agreement.  Our success relies on our ability to hire additional employees, particularly on the local sales side.  We believe there are numerous quality people to choose from throughout our area of targeted expansion.

As we grow we anticipate in the near future we will require a national marketing director, an in-house IT director and regional sales directors for each region and a Chief Financial Officer/controller.

None of our employees are members of any union.  We believe that our relationship with our employees is excellent.

Competition

Competition – Energy Drinks

We are competing with publicly and privately held companies, each of whom having greater resources, both financial and otherwise, than the resources presently available to us.  The energy drink market is dominated by five brands including:

•
Red Bull:  With estimated worldwide sales in excess of $5 billion, Red Bull is the largest participant in the energy drink sector.  Red Bull is owned by Dietrich Mateschitz, who introduced it to the European market in 1987.  Red Bull’s distributed more than one billion cans in 2001 without owning a single plant, truck or retail outlet.  The taste profile of Red Bull is along medicinal lines with its ingredients being of standard fare.  Due to the lack of competition, Red Bull was able to build a strong a brand and a loyal client base.  Red Bull caters to the action sports community, on-premise liquor sales, and a “yuppie” contingency.  Red Bull is sold through Red Bull exclusive regional distributors in more than 50 countries worldwide.

•
Monster Energy:  Monster Energy is owned by Hansen’s Natural Beverage and in 2007 it achieved $1 billion in revenue for the first time.  Monster has risen to become the second largest energy drink producer behind Red Bull building a predominately strong core following through the sponsorship of major action sports events and teams.  In 2007 the company opted to forsake its established distribution relationships in favor of Anheuser-Busch to take advantage of AB’s on premise liquor business which has left a major void in the conventional beverage distributors’ portfolios.

•
Rock Star: Rock Star Energy is the third largest producer in the energy drink category with approximately 528 million cans sold in 2007.  Rock Star is a California/Nevada based operation with strong ties to the entertainment world.  Rock Star also has shut off its distributors in favor of a national distribution relationship with Coca-Cola.

•
Full Throttle: Full Throttle is in fourth position behind Red Bull, Monster and Rock Star.  FT is owned by Coca-Cola but does not compete nearly as well as the top three, we believe because the corporate image behind Coke and Pepsi is viewed as contrary to the images of “cool and credible” that permeates among a younger target market.

•	AMP: AMP is a new Pepsi product and rounds off the top of the line in the category. We believe it sells on par with Full Throttle and has image issues for similar reasons we raised for Full Throttle.

These five brands represented more than 90% of the total dollar sales in the energy drink category in 2010 as reported by Symphony.  The data does not include mass market retailers.

The elite brands today also trade on functionality. However, it is principally the recognition they are able to build with extremely high marketing dollars that maintain their status in the category. Several brands are expanding their SKU’s into new energy drink categories including children energy drinks, coffee energy drinks and high concentration long lasting energy drinks as category line extensions.

We believe there are several avenues on which we compete including on our high taste and functional profiles.  At $1.89-$1.99 per can, we are priced at retail at up to 50 cents less than the existing top brands (even more so with Red Bull as they sell an 8 ounce can at over $2.49 per can) giving us an advantageous value proposition which is important on three levels:  On the distributor level in which the distributor pays less per case for our product and can sell it for more of a profit than other top brands; on the retail level in which retailers are finding they can sell our product over our MSRP but under the retail price suggested by the elite brands to obtain higher margins per ring, and; on a consumer level with those having tried and liked DNA® or heard about it, who are more likely to impulsively reach for it when they see a price of up to 50 cents lower.

Competition - Meat Snacks

In the meat snack segment of our business, the following are our principal competitors:

•
Jack Link’s – The leaders in the beef jerky segment of the meat snack category is Jack Links holding 11 of the top 25 spots and a 44% market share according to a 2009 SCANTRACK convenience survey.  Jack Link’s (Matador) continues to grow as a result of the Frito Lay Partnership.  We believe that it is doubtful that retailers will want to allocate more than 50% of the snack category revenue to one supplier.  Oberto follows in the category with a 7% declining share and rounded out by Penrose and Pemmican.

•	Slim Jim – Holds the outright lead in meat stick (1.0 oz.) sales with nearly two-thirds market and is a clear number two in overall meat snacks with 25% market share.

The top four brands drive nearly 80% of sales revenue in the category according to Scantrack Conv (52 weeks ending 06/13/09) and AC Nielsen (12 weeks ending 06/13/09).

Property

Our principal place of business is located at 506 NW 77th Street, Boca Raton, Florida 33487. This location consists of 5,000 square feet of office and conference room space and also houses our primary warehouse which consists of 12,000 square feet.  Our lease expires in June 2014 and we pay rent of $10,400 per month.  We do not anticipate that we will need to expand the office facility for the next 12 months.

We also maintain two satellite warehouses in Orlando and Tampa to facilitate distribution at a monthly cost of $300 and $250, respectively.  These leases are month to month.  As we expand our distribution geographically, we anticipate that we will require additional warehousing closer to the manufacturing facility and to the distribution which will create a cost savings on shipping for us as well as allow us to service our accounts on a timely basis.  Moreover, those warehouses can support the local and regional sales and sampling staff we take on as we expand our business.

Additionally, we own/lease a fleet of 13 DNA® branded vans which are used for selling, delivery and sampling to outlets.  We purchase or lease these vans new and used as and when we believe the local market can support them.  We also spend an average of $2,000 per vehicle to create the DNA® branded graphics that are distinct to our Company.

Our IT, primarily our web site, is hosted remotely with redundancy capability.

We own and/or lease over 200 branded coolers that are placed primarily at actions sports shops across the state.  We will require more as we expand.  We believe these coolers pay for themselves in 18 months.

Government Regulations

While we do not manufacture our products, the production and marketing of our licensed and proprietary products are subject to the rules and regulations of various federal, state and local health agencies, including in particular the U.S. Food and Drug Administration (FDA). The FDA also regulates labeling of our products. From time to time, we may receive notifications of various technical labeling or ingredient reviews with respect to our licensed products. We believe that we have a compliance program in place to ensure compliance with production, marketing and labeling regulations.

Packagers of our beverage products presently offer non-refillable, recyclable containers in the U.S. and various other markets. Some of these packagers also offer refillable containers, which are also recyclable. Legal requirements have been enacted in jurisdictions in the U.S. requiring that deposits or certain eco-taxes or fees be charged for the sale, marketing and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other beverage container related deposit, recycling, eco-tax and/or product stewardship proposals have been introduced in various jurisdictions in the U.S. We anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels in the U.S.

Legal Proceedings

As of the date of this Prospectus we are involved in the following legal matters:

DNA Brands, Inc. v Edwards Investments, Inc., Alchemy Financial Services, Inc. and Craig Edelman a/k/a Craig Edwards, Fifteenth Judicial Circuit Court, Palm Beach County, Florida, Case No. 50 2010 CA 029413.  This is an action filed on December 7, 2010, for a declaratory judgment (to determine whether notes from DNA Brands, Inc. to Edwards Investments, Inc. for $50,000 and to Alchemy Financial Services, Inc. for $200,000 are enforceable due to lack of consideration) and for fraudulent and negligent inducement as to Edwards Investments, Inc.  and Craig Edelman a/k/a Craig Edwards. Edwards Investments, Inc. and Alchemy Financial Services, Inc. served a Motion to Quash and/or Abate (contesting jurisdiction over them in Florida) on January 21, 2011. Mr. Edelman has not yet been served.

Edwards Investments, Inc. v DNA Brands, Inc., District Court, Arapahoe County, Colorado, Case No. 10CV2693.  This is an action filed on December 17, 2010, for breach of a promissory note in the principal amount of $50,000. We filed an Answer and asserted Affirmative Defenses on January 24, 2011, asserting defenses based upon lack of consideration for the note.

Alchemy Financial Services, Inc. v DNA Brands, Inc., District Court, Arapahoe County, Colorado, Case No. 10CV2694.  This is an action filed on December 17, 2010, for breach of a promissory note in the principal amount of $200,000. DNA Brands, Inc. served an Answer and Affirmative Defenses on January 24, 2011, asserting defenses based upon lack of consideration for the note.

Discovery has not yet commenced on any of the above matters.  While we are optimistic that we will be successful in the above matters, due to the uncertainties of litigation it is not possible to provide an evaluation of the likelihood of an unfavorable outcome or an estimate of the amount or range of potential loss at this time.

We are not involved in any other material legal proceedings, nor are we aware of any other legal proceedings threatened or in which any director or officer or any of their affiliates is a party adverse to our Company or has a material interest adverse to us.

MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position

Darren M. Marks	43	Chief Executive Officer, President, Treasurer and Director

Melvin Leiner	70	Chief Financial Officer, Chief Operating Officer, Secretary, Treasurer and Director

The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified.  Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors.  Officers serve at the will of the Board of Directors.

Resumes

Darren M. Marks has been the President, Chief Executive Officer and a Director of DNA since August 2007.  Prior, from May 2004 through July 2007, he was the President, CEO and a director of Grass Roots Beverage Company, Inc., Boca Raton, FL.  From 2001 through April 2006, Mr. Marks served in an executive capacity for Royal Strategies and Solutions, Inc., a brokerage services company servicing primarily ethnic food companies seeking to expand distribution and is currently its Vice President and a director.  He has been instrumental in the development, production and marketing of DNA’s initial product offering and has been responsible for developing all DNA’s relationships in the action sports community.  From 1991 to 1997, Mr. Marks served as founder and Vice President of Sims Communications, Inc., a publicly-traded NASDAQ telecommunications company, and was responsible for the creation, design and funding of a national telecommunication program for clients such as Alamo Rent-a-Car and the American Automobile Association.  He devotes substantially all of his time to our affairs.

Melvin Leiner has been Executive Vice President, Chief Financial Officer, Chief Operating Officer, Secretary, Treasurer and a Director of DNA since August 2007. Prior, from May 2004 through July 2007, he held similar positions with Grass Roots Beverage Company, Inc., Boca Raton, FL.  From 2001 through April 2006, Mr. Leiner served in an executive capacity for Royal Strategies and Solutions, Inc., a brokerage services company servicing primarily ethnic food companies seeking to expand distribution and is currently its President and a director.  Mr. Leiner has over 35 years of entrepreneurial and management experience in developing, initiating, and operating companies in a broad range of industries including the beverage industry.  He has served in an executive capacity and consultant for numerous privately held and public companies in the beverage and telecommunications industries.  Mr. Leiner was also the founder, Chairman and CEO of Sims Communications, Inc., a NASDAQ-traded telecommunications company and former financial consultant with several firms specializing in new ventures.  He devotes substantially all of his time to our affairs.

We have elected Messrs. Leiner and Marks as directors as a result of their extensive experience in our industry, as discussed above.  Additionally, each of our directors has had prior experience as officers and directors of public companies prior to assuming their positions with us.  We believe that we are currently unable to attract additional experienced individuals to serve as directors because we have not obtained director and officer liability insurance.  We expect to obtain the same once we have obtained the funding necessary to fully effectuate our business plan, as discussed above in both the Management’s Discussion and Business sections of this Prospectus.  Until we obtain such insurance our ability to attract other experienced business people who agree to serve as officers and/or directors is expected to be limited due to the potential liabilities that accrue to public companies.

Board Committees

As of the date of this Prospectus we do not have any committees of our Board of Directors. We expect to appoint outside Directors to serve on our Board in the near future, but as of the date of this Prospectus we have not identified such prospective Directors.  Once appointed, we expect to form an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Nominating Committee.

Family Relationships

There are no family relationships between any of our Directors or executive officers.

Conflicts of Interest

Members of our management are also officers and directors of Royal Strategies and Solutions, a brokerage company that we utilize on a limited basis See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS,” below.  Consequently, there are potential inherent conflicts of interest in their acting as officers and directors that may arise as a result of this relationship.  Because of our increased relationship with unaffiliated brokerage companies, the amount of activity devoted by our management to Royal’s affairs is limited and we do not believe that it has any impact on their ability to perform their responsibilities to our Company. Insofar as our officers and directors are engaged in other business activities, management anticipates it will devote a substantial majority of their business time to our affairs.

EXECUTIVE COMPENSATION

Remuneration

Following is a table containing the aggregate compensation paid to our Chief Executive Officer and all other officers who received aggregate compensation exceeding $100,000 during our fiscal years ended December 31, 2009, 2008 and 2007, along with our two highest paid employees:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation		Non-qualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total Compensation ($)
Darren Marks, CEO/President	2009	$125,000	$0		$116,000	$0	$0		$0	$17,239	$258,239
	2008	$125,000	$0		$0	$0	$0		$0	$16,914	$141,914
	2007	$49,039	$0		$0	$0	$0		$0	$15,847	$64,886

Melvin Leiner, CFO/Treasurer/Secretary	2009	$125,000	$0		$116.000	$0	$0	0	$0	$9,691	$250,691
	2008	$125,000	$0		$0	$0	$0		$0	$9,511	$134,511
	2007	$49,039	$0		$0	$0	$0		$0	$8,732	$57,771

Ralph D. Sabella	2009	$45,000	$0		$116,000	$0	$0		$0	$29,960	$181,960
	2008	$79,615	$0		$0	$0	$0		$0	$18,864	$98,479
	2007	$88,269	$0		$0	$0	$0		$0	$16,978	$105,247

Ismael A. Liera	2009	$57,692	$0	$	$116,000	$0	$0		$0	$13,960	$187,652
	2008	$66,346	$0		$0	$0	$0		$0	$12,558	$78,904
	2007	$60,577	$0		$0	$0	$0		$0	$11,303	$71,880

________________
(1)   (1)  These have been accrued and remain unpaid as of the date of this report.
(2)	Represents the issuance of 200,000 shares of Common Stock which had a market price of $0.58 on the date of the Board of Director resolution.
(3)	Represents insurance premiums paid by us.

Salaries are established by our Board of Directors. We currently do not have a Compensation Committee.  Our two executive officers also currently constitute our Board of Directors and as such, determine their own respective salaries.  However, we believe that the salaries of our executive officers are commensurate with salaries paid to executive officers of other companies in our industry that are at a similar stage of growth.  None of our employees are employed pursuant to an employment agreement.

Our current executive officers receive annual salaries of $125,000 per person. Our directors are not compensated for the performance of their duties as directors, other than reimbursement of out of pocket expenses incurred in the performance of their duties.

We have not adopted any compensation plans or stock plans as of the date of this Prospectus, but we do expect to adopt a stock plan in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding beneficial ownership of our Common Stock as of the date of this Prospectus by (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each of our officers and Directors, and (iii) all Directors and executive officers as a group.

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class

Common	DNA Beverage Corporation 506 NW 77th Street Boca Raton, Florida, 33487	31,250,000(1)	88%
Common	All Officers and Directors As a Group (2 persons)	31,250,000 (1)	88%
___________________
(1)
These shares are being held in trust as of the date of this Prospectus and will be distributed to the shareholders of DNA Beverage Corporation pro rata to their respective share ownership as of the record date of September 8, 2010 upon effectiveness of our registration statement, of which this Prospectus is a part.  The relevant Trust Agreement provides for our current officers and directors, Messrs. Leiner and Marks to act as Trustees, without compensation, for the benefit of those persons who held shares in DNA Beverage Corporation as of the aforesaid record date.  The Trust empowers the Trustees to exercise all stockholder rights and powers, including consenting to any corporate or stockholders action of any kind whatsoever.  As of the date of this Prospectus no action has been taken that required the affirmative vote of shareholders.  These shares also include an aggregate of 238,676 shares reserved for issuance underlying shares of Convertible Preferred Shares previously issued by DNA Beverage Corporation.

The following table contains certain information regarding beneficial ownership of our Common Stock following the effectiveness of our registration statement and distribution of all of the shares currently held in trust by (i) each person who is known by us who will own beneficially more than 5% of our Common Stock, (ii) each of our officers and Directors, and (iii) all Directors and executive officers as a group.

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class(3)

Common	Darren Marks 506 NW 77th Street Boca Raton, Florida, 33487	2,949,901(1)	8.3%
Common	Melvin Leiner 506 NW 77th Street Boca Raton, Florida, 33487	2,840,350(2)	8.0%
Common	All Officers and Directors As a Group (2 persons)	5,790,251(1) (2)	16.3%

____________________
(1)	Includes 2,942,537 held under the name Family Tys, LLC.
(2)	Includes 2,832,038 held under the name 4 Life LLC.
(3)	Does not include 238,676 shares reserved for issuance underlying outstanding Convertible Preferred Shares in DNA Beverage Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since our inception our executive officers have loaned us significant amounts of operating capital on an interest free basis and without formal repayment terms.  As of September 30, 2010 these loans totaled $839,200.

In October 2009, we agreed to issue 652,900 shares of our common stock in exchange for the officer’s retiring $461,059 of loans payable.  In May 2010, we issued 5,961,217 shares of our common stock in exchange for the officer’s retiring $1,634,828 of loans payable.  The aforesaid share figures reflect the conversion from DNA Beverage shares to DNA Brands shares.

We maintain a brokerage agreement with Royal Strategies and Solutions, Inc (“RSS”), a related party. Under the terms of the agreement, RSS promotes our products in return for a commission on successful sales or sales agreements. We also share a common base of majority stockholders with RSS.  Additionally, our principal executive officers also serve as corporate officers to RSS.

RSS leases office space and a warehouse which is partially subleased to us. We utilize this space for the warehousing and distribution of our products.  In addition, RSS is financially responsible for other operating costs and personnel that are utilized by or dedicated to us. We, in turn, provides cash financing to RSS; either via allocated charge backs or non-interest bearing loans.  Advances from the related party RSS at September 30, 2010 was $47,587 and non-interest bearing.  For the nine month periods ended September 30, 2010 and September 30, 2009, we recorded $210,721 and $242,586 in expenses, respectively, from activity associated with RSS. These expenses were comprised primarily of brokerage fees, commissions and administrative services.

In the event we discontinued using RSS as a provider of these brokerage services, it would not have a material impact on our financial condition or operations.  The maximum exposure to loss that exists as a result of our involvement with RSS cannot be quantified as such exposure would include responsibility for the remainder of the leased office space and warehouse, unknown personnel costs and undeterminable promotional costs that have been the responsibility of RSS.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 110,000,000 shares, of which 10,000,000 shares are preferred shares, par value $0.001 per share, and 100,000,000 are common shares, par value $0.001 per share.  There are 35,499,030 common shares issued and outstanding as of the date of this Prospectus.  There are no preferred shares issued or outstanding.

Common Stock.  All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders.  The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares.  Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of common stock will not be able to elect any directors.  In the event of our liquidation, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any.  All shares of our common stock issued and outstanding are fully-paid and non-assessable.  Holders of the common stock are entitled to share pro rata in dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available therefore.

Preferred Shares.  Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors.  The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions thereof shall be established by the Board of Directors, except that no holder of preferred stock shall have preemptive rights.  We have no shares of preferred stock outstanding, and the Board of Directors does not plan to issue any shares of preferred stock for the foreseeable future, unless the issuance thereof shall be in our best interests.

Transfer Agent and Registrar

We have retained Corporate Stock Transfer Corp., Denver, Colorado, as our transfer agent and registrar for our Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

Market sales of shares of our Common Stock after this Offering and from time to time, and the availability of shares for future sale, may reduce the market price of our Common Stock.  Sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our Common Stock and could impair our future ability to obtain capital, especially through an offering of equity securities.  After the effective date of the registration statement of which this Prospectus is a part, all of the shares sold in this Offering, constituting 33,145,425 shares, will be freely tradeable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.  The balance of 1,775,000 shares which are not being registered will be eligible for sale pursuant to the exemption from registration provided by Rule 144, discussed below.

Rule 144

Rule 144, adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933, generally provides an exemption for the resale or privately offered securities provided the conditions of the rule are met, which include, among other limitations, that the securities be held for a minimum of six months.  Consequently, our Shareholders may not be able to avail themselves of Rule 144 or otherwise be readily able to liquidate their investments in the event of an emergency or for any other reason, and the shares may not be accepted as collateral for a loan.  If such non-affiliate has owned the shares for at least six months, he or she may sell the shares without complying with any of the restrictions of Rule 144. However, the SEC has recently adopted an amendment to Rule 144 that provides that a shareholder of a “shell company” cannot utilize Rule 144.  Prior to the transactions described above wherein we acquired all of the assets of DNA Beverage, we were considered a “shell company’.  As a result, a shareholder who acquired their shares from us and whose shares have not been registered shall not be entitled to rely upon Rule 144 until one year from the date we acquired the assets from DNA Beverage, or July 6, 2011.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries.  Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Andrew I. Telsey, P.C., Centennial, Colorado.  Andrew Telsey, sole shareholder of Andrew I. Telsey, P.C., owns 673,980 shares of our Common Stock.

EXPERTS

The consolidated financial statements of DNA Brands, Inc. as of and for the years ended December 31, 2009 and 2008 included herein, have been audited by Mallah Furman, independent registered public accountants, as indicated in their report with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this Offering.  This Prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits.  For further information with respect to us and our Common Stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement.  Statements contained in this Prospectus as to the contents of any contract or any other document referred to herein are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement.  Each of these statements is qualified in all respects by this reference.  You may inspect a copy of the registration statement without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. St. NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC.  The SEC maintains a world wide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the website is http://www.sec.gov.  The SEC’s toll free investor information service can be reached at 1-800-SEC-0330.

FINANCIAL STATEMENTS

The audited financial statements for the fiscal years ending December 31, 2009 and 2008, and the unaudited financial statements for the nine month periods ending September 30, 2010 and 2009, are set forth on Pages F-1 through F-37.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

DNA Beverage Corporation and Subsidiary

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
DNA Beverage Corporation and Subsidiary

We have audited the accompanying balance sheets of DNA Beverage Corporation and Subsidiary (“the Company”) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DNA Beverage Corporation and Subsidiary as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 4 to the financial statements, the Company’s dependence on outside financing, lack of sufficient working capital, and recurring losses raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mallah Furman

Fort Lauderdale, Florida
October 15, 2010, except for Notes 2, 4 and 18 as to which the date is December 2, 2010

DNA BEVERAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

	2009	2008
	(restated)
ASSETS
Current assets
Cash and cash equivalents	$11,392	$31,128
Accounts receivable, net	17,424	9,015
Inventory	132,158	74,754
Prepaid expenses and other current assets	137,886	18,574
Total current assets	298,860	133,471
Property and equipment, net	42,028	63,775
Total assets	$340,888	$197,246

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$325,853	$410,888
Accrued liabilities	623,748	264,742
Bank loans payable, current portion	24,552	22,937
Loans payable to officers	1,792,278	1,207,063
Total current liabilities	2,766,431	1,905,630
Bank loans payable, net of current portion	14,920	39,954
Convertible, subordinated debentures, net of discounts	439,283	11,464
Loans payable to related party	160,479	167,429
Total liabilities	3,381,113	2,124,477

Commitments and contingencies	-	-

Stockholders' deficit
Convertible preferred stock, $0.0001 par value, 25,000,000 authorized, 748,827 and 2,381,824 issued and outstanding, respectively	75	238
Common stock, $0.0001 par value, 100,000,000 authorized, 24,781,602 and 17,349,061 issued and outstanding, respectively	2,478	1,735
Additional paid-in capital	6,447,813	3,642,666
Accumulated deficit	(9,490,591)	(5,571,870)
Total stockholders' deficit	(3,040,225)	(1,927,231)
Total liabilities and stockholders' deficit	$340,888	$197,246

The accompanying notes are an integral part of these financial statements.

DNA BEVERAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
	(restated)
Sales	$667,276	$579,895
Cost of goods sold	468,120	485,459
Gross margin	199,156	94,436
Operating expenses
Compensation and benefits	2,272,551	1,784,183
Depreciation expense	21,747	21,335
General and administrative expenses	733,516	830,349
Professional and outside services	333,520	336,578
Selling and marketing expenses	266,569	942,258
Total operating expenses	3,627,903	3,914,703
Loss from operations	(3,428,747)	(3,820,267)
Other expense
Interest expense	(489,974)	(31,310)
Total other expense	(489,974)	(31,310)
Loss before income taxes	(3,918,721)	(3,851,577)
Income taxes	-	-
Net loss	$(3,918,721)	$(3,851,577)

Loss per share:
Basic and diluted	$(0.21)	$(0.23)

Weighted average number of common shares outstanding:
Basic and diluted	18,587,274	17,060,104

The accompanying notes are an integral part of these financial statements.

DNA BEVERAGE CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2009 (restated) AND 2008

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Issued	Amount	Capital	Deficit	Total

Balance, December 31, 2007	-	$-	16,828,453	$1,683	$959,378	$(1,720,293)	$(759,232)

Issuance of convertible preferred stock in connection with private offerings	2,381,824	238	-	-	1,310,977	-	1,311,215
Issuance of common stock warrants in connection with private offering of preferred stock	-	-	-	-	833,435	-	833,435
Issuance of common stock in connection with private offerings	-	-	355,000	35	137,858	-	137,893
Issuance of common stock warrants in connection with private offering of common stock	-	-	-	-	199,357	-	199,357
Issuance of common stock in exchange for consulting and professional services	-	-	165,608	17	124,189	-	124,206
Recognition of beneficial conversion features embedded within convertible, subordinated debentures	-	-	-	-	68,664	-	68,664
Issuance of common stock warrants in connection with offering of convertible, subordinated debentures	-	-	-	-	8,808	-	8,808
Net loss	-	-	-	-	-	(3,851,577)	(3,851,577)

Balance, December 31, 2008	2,381,824	238	17,349,061	1,735	3,642,666	(5,571,870)	(1,927,231)

Conversion of convertible preferred stock into common stock	(3,151,408)	(315)	5,285,215	528	51,273	-	51,486
Issuance of convertible preferred stock in connection with private offerings	1,518,411	152	-	-	775,644	-	775,796
Issuance of common stock warrants in connection with private offering of preferred stock	-	-	-	-	358,008	-	358,008
Issuance of common stock in connection with private offerings	-	-	100,000	10	38,827	-	38,837
Issuance of common stock warrants in connection with private offering of common stock	-	-	-	-	56,163	-	56,163
Issuance of common stock in exchange for consulting and professional services	-	-	10,000	1	6,799	-	6,800
Issuance of common stock as compensation to key members of management	-	-	1,000,000	100	579,900	-	580,000
Issuance of common stock in exchange for conversion of debt with officers	-	-	895,270	90	460,969	-	461,059
Issuance of common stock in exchange for extension of maturity of convertible, subordinated debenture	-	-	10,000	1	4,499	-	4,500
Issuance of common stock in connection with common stock warrant exercises	-	-	132,056	13	56,135	-	56,148
Recognition of beneficial conversion features embedded within convertible, subordinated debentures	-	-	-	-	350,426	-	350,426
Issuance of common stock warrants in connection with offering of convertible, subordinated debentures	-	-	-	-	66,504	-	66,504
Net loss	-	-	-	-	-	(3,918,721)	(3,918,721)

Balance, December 31, 2009	748,827	$75	24,781,602	$2,478	$6,447,813	$(9,490,591)	$(3,040,225)

The accompanying notes are an integral part of these financial statements.

DNA BEVERAGE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
	(restated)
Cash flows from operating activities:
Net loss	$(3,918,721)	$(3,851,577)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	21,747	21,335
Non-cash interest expense related to convertible, subordinated
Debentures	328,245	1,128
Provision for doubtful accounts	6,523	6,530
Common stock issued in exchange for services	6,800	124,206
Common stock issued in exchange for financing costs - extension
of debt maturity	4,500	-
Common stock issued in exchange for financing costs - interest expense	51,486	-
Common stock issued as employee compensation	580,000	-
Common stock warrants issued with convertible, subordinated
Debentures	66,504	8,808
Changes in operating assets and liabilities:
Accounts receivable	(14,932)	26,154
Inventory	(57,404)	(42,730)
Prepaid expenses and other current assets	(119,311)	63,372
Accounts payable	(85,035)	211,737
Accrued liabilities	359,006	263,159
Total adjustments	1,148,128	683,699
Net cash used in operating activities	(2,770,592)	(3,167,878)
Cash flows from investing activities:
Purchase of property and equipment	-	(12,290)
Net cash used in investing activities	-	(12,290)
Cash flows from financing activities:
Net proceeds from bank loans	-	8,877
Net proceeds from officer loans	1,046,272	746,005
Net proceeds from convertible, subordinated debentures	450,000	79,000
Net payment of loans payable to related party	(6,950)	(91,801)
Payments of bank loans payable	(23,418)	(19,627)
Net proceeds from the issuance of convertible, preferred stock	1,133,804	2,144,650
Net proceeds from the issuance of common stock	95,000	337,250
Net proceeds from the exercise of common stock warrants	56,148	-
Net cash provided by financing activities	2,750,856	3,204,354
Net (decrease) increase in cash and cash equivalents	(19,736)	24,186
Cash and cash equivalents at beginning of period	31,128	6,942
Cash and cash equivalents at end of period	$11,392	$31,128

Supplemental disclosures:
Interest paid	$16,953	$20,354
Income taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

1.  Organization and Summary of Significant Accounting Policies

The Company’s business commenced in May, 2006 in the State of Florida under the name “Grass Roots Beverage Company, Inc.”(“Grass Roots”). Initial operations of Grass Roots included development of energy drinks, sampling and other marketing efforts and initial distribution in the State of Florida.  The Company began selling its energy drink in the State of Florida in 2007.  In August 2007, Grass Roots engaged in a share exchange with Imagine Holding Corporation (“Imagine”) wherein all of the issued and outstanding stock of Grass Roots was acquired by Imagine making Grass Roots a wholly-owned subsidiary.  As part of this transaction, Imagine’s name was changed to “DNA Beverage Corporation.”

The Company produces markets and sells a proprietary line of three carbonated blends of DNA Energy Drinks®, as well as a line of meat snacks made up of two beef jerky flavors, three flavors of beef sticks and other related products.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Grass Roots. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The Company derives revenues from the sale of carbonated energy drinks, meat snacks and other related products.  Revenue is recognized when all of the following elements are satisfied: (i) there are no uncertainties regarding customer acceptance; (ii) there is persuasive evidence that an agreement exists; (iii) delivery has occurred; (iv) legal title to the products has transferred to the customer; (v) the sales price is fixed or determinable; and (vi) collectability is reasonably assured.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, inventory, prepaid expenses, accounts payable, accrued liabilities, capital lease obligations, and loans payable.  The carrying values of the short-term financial instruments approximate their fair value due to the short-term nature of these instruments.  The fair values of the long-term leases and loans payable have interest rates that approximate market rates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost and consist of bank deposits and a money market fund that invests in short-term debt securities. The carrying amount of cash and cash equivalents approximates fair value.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

1.  Organization and Summary of Significant Accounting Policies (continued)

Accounts Receivable and Allowance for Doubtful Accounts

The Company bills accounts receivable after its products are shipped. The Company bases its allowance for doubtful accounts on estimates of the creditworthiness of customers, analysis of delinquent accounts, payment histories of its customers and judgment with respect to the current economic conditions. The Company generally does not require collateral. The Company believes the allowances are sufficient to cover uncollectible accounts. The Company reviews its accounts receivable aging on a regular basis for past due accounts, and writes off any uncollectible amounts against the allowance.

Inventory

Inventory is stated at the lower of cost or market.  Cost is principally determined by using the average cost method that approximates the First-In, First-Out (FIFO) method of accounting for inventory.  Inventory consists of raw materials as well as finished goods held for sale.  The Company’s management monitors the inventory for excess and obsolete items and makes necessary valuation adjustments when required.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation.  Replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Equipment	5 Years
Furniture and fixtures	5 Years

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate the book value of the assets may not be recoverable. In accordance with Accounting Standards Codification (“ASC”) 360-10-35-15 Impairment or Disposal of Long-Lived Assets which replaced, Statement of Financial Accounting Standards No. 144, (“SFAS No. 144”), recoverability is measured by comparing the book value of the asset to the future net undiscounted cash flows expected to be generated by the asset.

No events or changes in circumstances have been identified which would impact the recoverability of the Company’s long-lived assets reported at December 31, 2009 and 2008.

Derivative Instruments

The Company does not enter into derivative contracts for purposes of risk management or speculation. However, from time to time, the Company enters into contracts, namely convertible notes, that are not considered derivative financial instruments in their entirety, but that include embedded derivative features.

In accordance with Financial Accounting Standards Board (“FASB”)Accounting Standards Codification ("ASC") Topic 815-15, Embedded Derivatives, and guidance provided by the SEC Staff, the Company accounts for these embedded features as a derivative liability or equity at fair value.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

1.  Organization and Summary of Significant Accounting Policies (continued)

Derivative Instruments (continued)

The recognition of the fair value of the derivative instrument at the date of issuance is applied first to the debt proceeds. The excess fair value, if any, over the proceeds from a debt instrument, is recognized immediately in the statement of operations as interest expense. The value of derivatives associated with a debt instrument is recognized at inception as a discount to the debt instrument and amortized to interest expense over the life of the debt instrument. A determination is made upon settlement, exchange, or modification of the debt instruments to determine if a gain or loss on the extinguishment has been incurred based on the terms of the settlement, exchange, or modification and on the value allocated to the debt instrument at such date.

Stock-Based Compensation

The Company applies, codified ASC 718 Compensation – Stock Compensation, to stock-based compensation awards.  ASC 718 which replaced Statement of Financial Accounting Standards No. 123R Share-based Payment   requires the measurement and recognition of non-cash compensation expense for all share-based payment awards made to employees, and directors. The Company records common stock issued for services or for liability extinguishments at the closing market price for the date in which obligation for payment of services is incurred.

Stock compensation arrangements with non-employee service providers are accounted for in accordance with ASC 505-50 Equity-Based Payments to Non-Employees, using a fair value approach.  The compensation costs of these arrangements are subject to re-measurement over the vesting terms as earned. ASC 505-50 replaces EITF No. 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Stock Purchase Warrants

The Company has issued warrants to purchase shares of its common stock.  Warrants have been accounted for as equity in accordance with ASC 480,Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, Distinguishing Liabilities from Equity. ASC 480 replaces EITF Issue No. 00-19:

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

The Company accounts for income taxes in accordance with ASC 740-10-25, Income Taxes--Overall-Recognition.  ASC 740-10-25 replaces FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty Income Taxes which the Company adopted in 2007. The Company did not have any unrecognized tax benefits and there was no effect on our financial condition or results of operations as a result of adopting ASC-10-25.  The Company’s practice is to recognize interest and /or penalties related to income tax matters in income tax expense as incurred.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

1.  Organization and Summary of Significant Accounting Policies (continued)

Earnings (Loss) Per Share

The Company computes basic earnings (loss) per share using the weighted average number of shares of common stock outstanding during the period.

2.  Restatement

In November of 2010, the Company determined that the interest expense in the audited financial statements for the year ended December 31, 2009 was erroneously overstated by $210,394. The overstatement resulted from the Company recognizing an interest charge upon the conversion of loans payable to officers into common shares at fair market value; as opposed to the carrying value of the related loans. The Company has assessed the impact of this error and determined that the impact of such error was material for this period. Accordingly, the Company has restated its financial statements for the period ended December 31, 2009.

The effect of the restatement on the previously issued audited financial statements for the year ended December 31, 2009 is presented in the following table:

	December 31, 2009 (as Originally Reported)	Effect of Restatement	December 31, 2009 (Restated)
Consolidated Balance Sheets:
Additional paid-in capital	$6,658,207	$(210,394)	$6,447,813
Accumulated deficit	$(9,700,985)	$210,394	$(9,490,591)

Consolidated Statements of Results:
Interest Expense	$(700,368)	$210,394	$(489,974)
Net Loss before income taxes	$(4,129,115)	$210,394	$(3,918,721)
Net loss	$(4,129,115)	$210,394	$(3,918,721)

Basic and diluted loss per share	$(0.22)	$0.01	$(0.21)

Consolidated Statements of Cash Flows:
Net loss	$(4,129,115)	$210,394	$(3,918,721)
Common stock issued in exchange for debt conversion with officers	$210,394	$(210,394)	$-

3.  Recently Issued Accounting Pronouncements

On July 1, 2009, the FASB officially launched the FASB ASC 105“Generally Accepted Accounting Principles”, which established the FASB Accounting Standards Codification (“the Codification”), as the single official source of authoritative, nongovernmental, U.S. GAAP, in addition to guidance issued by the Securities and Exchange Commission.  The Codification is designed to simplify U.S. GAAP into a single, topically ordered structure.  All guidance contained in the Codification carries an equal level of authority.  The Codification is effective for interim and annual periods ending after September 15, 2009.  Accordingly, the Company refers to the Codification in respect of the appropriate accounting standards throughout this document as “FASB ASC”.  Implementation of the Codification did not have any impact on the Company’s consolidated financial statements.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

3.  Recently Issued Accounting Pronouncements (continued)

In August 2009, the FASB issued Accounting Standard Update “ASU” No. 2009-05 “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value”.  This ASU clarifies the fair market value measurement of liabilities.  In circumstances where a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: a technique that uses quoted price of the identical or a similar liability or liabilities when traded as an asset or assets, or another valuation technique that is consistent with the principles of Topic 820 such as an income or market approach.  ASU No. 2009-05 was effective upon issuance and it did not result in any significant financial impact on the Company upon adoption.

In September 2009, the FASB issued ASU No. 2009-12 “Fair Value Measurements and Disclosures (Topic 820) – Investments in Certain Entities That Calculate Net Asset Value per Share (or its equivalent)”.  This ASU permits use of a practical expedient, with appropriate disclosures, when measuring the fair value of an alternative investment that does not have a readily determinable fair value.  ASU No. 2009-12 is effective for interim and annual periods ending after December 15, 2009, with early application permitted.  Since the Company does not currently have any such investments, it does not anticipate any impact on its financial statements upon adoption.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”.  SFAS No. 167 addresses the effect on FASB Interpretation 46(R), “Consolidation of Variable Interest Entities” of the elimination of the qualifying special-purpose entity concept of SFAS No. 166, “Accounting for Transfers of Financial Assets”.  SFAS No. 167 also amends the accounting and disclosure requirements of FASB Interpretation 46(R) to enhance the timeliness and usefulness of information about an enterprise’s involvement in a variable interest entity. This Statement shall be effective as of the Company’s first interim reporting period that begins after November 15, 2009. Earlier application is prohibited.  The Company does not anticipate any significant financial impact from adoption of SFAS No. 167. As of December 31, 2009, SFAS No. 167 has not been added to the Codification.

In May 2009 and as updated February 2010, the FASB issued FASB ASC 855, “Subsequent Events”.  This Statement addresses accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  FASB ASC 855 requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, the date issued.  The Company adopted this Statement in 2009.  As a result the date through which the Company has evaluated subsequent events and the basis for that date have been disclosed in Note 18.

In April 2009, the FASB issued an update to FASB ASC 820, “Fair Value Measurements and Disclosures”, related to providing guidance on when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly.  The update clarifies the methodology to be used to determine fair value when there is no active market or where the price inputs being used represent distressed sales.  The update also reaffirms the objective of fair value measurement, as stated in FASB ASC 820, which is to reflect how much an asset would be sold in and orderly transaction, and the need to use judgment to determine if a  formerly active market has become inactive, as well as to determine fair values when markets have become inactive.  The Company adopted this Statement in 2009 without significant financial impact.

In December 2007, the FASB issued an update to FASB ASC 810, “Consolidation”, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest, and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of non-controlling owners. The Company adopted this update in 2009 without significant impact on the consolidated financial position, results of operations, and disclosures.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

3.  Recently Issued Accounting Pronouncements (continued)

In June 2009, ASC 810.10, Amendments to FASB Interpretation No. 46(R), was issued. The objective of ASC 810.10 is to amend certain requirements of ASC 860 (revised December 2003), Consolidation of Variable Interest Entities, or ASC 860 to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. ASC 810 carries forward the scope of ASC 860, with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in ASC 860, Accounting for Transfers of Financial Assets. ASC 810.10 nullifies FASB Staff Position ASC 860, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. The principal objectives of these new disclosures are to provide financial statement users with an understanding of:

a.
The significant judgments and assumptions made by an enterprise in determining whether it must consolidate a variable interest entity and/or disclose information about its involvement in a variable interest entity;

b.
The nature of restrictions on a consolidated variable interest entity’s assets and on the settlement of its liabilities reported by an enterprise in its statement of financial position, including the carrying amounts of such assets and liabilities;

c.	The nature of, and changes in, the risks associated with an enterprise’s involvement with the variable interest entity; and

d.	How an enterprise’s involvement with the variable interest entity affects the enterprise’s financial position, financial performance and cash flows.

ASC 810 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. Earlier application is prohibited. The provisions of ASC 810 need not be applied to immaterial items.

4.  Going Concern

As reflected in the accompanying financial statements, the Company has recorded net losses of $3,918,721, and $3,851,577 for the periods ended December 31, 2009 and 2008, respectively. Net cash used in operations from the same periods were $2,770,593 and, $3,167,878, respectively.  At December 31, 2009 the Company had a working capital deficit of $2,467,571 and a stockholders’ deficit of $3,040,226. These matters raise a substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on management's plans, which includes implementation of its business plan and continuing to raise funds through debt or equity raises. The Company will likely continue to rely upon related-party debt or equity financing in order to ensure the continuing existence of the business.  Additionally the Company is working on generating new sales from additional retail outlets, distribution centers or through sponsorship agreements; and allocating sufficient resources to continue with advertising and marketing efforts.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

5.  Inventory

The following table sets forth the composition of the Company’s inventory as of December 31, 2009 and 2008:

	2009	2008

Raw materials	$3,712	$-
Finished goods - beverages and meat snacks	128,446	74,754
Total inventory	$132,158	$74,754

6.  Accounts Receivable, net

The following table sets forth the composition of the Company’s accounts receivable as of December 31, 2009 and 2008:

	2009	2008

Accounts Receivable	$21,161	$15,988
Less: Reserve for doubtful accts	(3,737)	(6,973)
Accounts Receivable, net	$17,424	$9,015

Bad debt expense for the periods ended December 31, 2009 and 2008 were $6,523 and $6,530, respectively.

7.  Prepaid Expenses

Prepaid expenses consist of the following as of December 31, 2009 and 2008:

	2009	2008
Sponsorship agreement	$100,000	$-
Security deposit	10,000	10,000
Employee and other advances	26,386	8,574
Miscellaneous, other	1,500	-
Total prepaid assets	$137,886	$18,574

8.  Property and Equipment, Net

The following table sets forth the composition of the Company’s property and equipment as of December 31, 2009 and 2008:

	2009	2008
Equipment	$99,579	$99,579
Furniture and fixtures	9,156	9,156
Accumulated depreciation	(66,707)	(44,960)
Total property and equipment, net	$42,028	$63,775

Depreciation expense totaled $21,747 and $21,335 for the years ended December 31, 2009 and 2008.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

9.  Accrued Liabilities

The following table sets forth the composition of the Company’s accrued liabilities as of December 31, 2009 and 2008:

	2009	2008
Accrued salaries – officers	$540,000	$250,000
Accrued interest	22,565	279
Payroll taxes and penalties	61,183	14,463
Total accrued expenses	$623,748	$264,742

Due to the shortage of liquidity, the Company’s two principal executive officers have deferred their salaries since 2008.

10.  Bank Loans Payable

Bank loan payable were comprised primarily of bank financing for vehicles and equipment coolers for the Company’s products. The range of interest rates on these loans was 9% to 26%. The following table sets for the current and long term portions of bank loans as of December 31, 2009 and 2008.

	2009	2008
Bank loans	$39,472	$62,891
Less: Current portion of bank loans	(24,552)	(22,937)
Total long term-bank loans	$14,920	$39,954

11.  Convertible, subordinated debentures, net of discount

A summary of the issuances of all convertible notes in 2009 and 2008 are as follows:

Issue Dates	Interest Rate	Face Value	Original Due Date	Conversion Rate of Face Value to Common Shares
12/16/2008	10%	$25,000	12/31/2009	.514
12/19/2008	12%	54,000	12/31/2009	.642
2/19/2009	10%	50,000	02/18/2010	.514
3/31/2009	12%	50,000	03/31/2010	.514
4/15/2009	8%	250,000	07/15/2009	.642
6/23/2009	12%	25,000	07/31/2010	.514
9/9/2009	12%	75,000	12/31/2010	.514
Total		$529,000

	2009	2008

Loans payable to officers	$1,792,278	$1,207,063
	$1,792,278	$1,207,063

DNA Beverage Corporation
Notes to Consolidated Financial Statements

11.  Convertible, subordinated debentures, net of discount (continued)

Convertible notes consist of the following as of December 31, 2009 and 2008:

	2009	2008

Convertible notes-face value	$529,000	$79,000
Loan discount	(419,090)	(68,664)
Add: amortization of loan discount	329,373	1,128
Net convertible notes	$439,283	$11,464

As of December 31, 2009 and 2008 the Company had outstanding convertible notes to various non-related parties in the aggregate amount of $529,000 and $79,000, respectively. These notes were issued at varying interest rates from 8% to 12% with varying conversion rates and formulas that enable the noteholders to convert these notes to common stock. Due to limited liquidity the Company was unable to pay off any of the convertible notes on the original due date, and as result negotiated extensions on the loans by either lowering the conversion price, or granting warrants to purchase the Company’s common stock.

The calculated value of the conversion feature that resulted in the above discount was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31:

	2009	2008

Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	1.55%	3.45%
Expected volatility (3)	147.7%	141.2%
Expected life (in years) (4)	0.3- 1.0	1.0

The Company has no history or expectation of paying cash dividends on its common stock.

(1)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected llife of the awards in effect at the time of grant
(2)	The volatility of the Company stock is based on three similar publicly traded companies.
(3)	The Company used the average volatility rate of the three companies.
(4)	The expected life represents the due date of the note
3
The loan discount is amortized to interest expense over the expected time the notes would be converted to common stock.

12.  Loans payable to officers

Loans payable to officers consist of the following at December 31, 2009 and 2008:

Since the inception of the Company, its principal executive officers have loaned the Company significant amounts of operating capital on an interest free basis and without formal repayment terms.

In October 2009, the Company agreed to issue 895,270 shares of the Company’s common stock in exchange for the officer’s converting $461,058 of loans payable.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

13.  Loans Payable Related Party

The Company through its wholly-owned subsidiary Grass Roots maintains a brokerage agreement with Royal Strategies and Solutions, Inc (“RSS”), a related party. Under the terms of the agreement, RSS promotes the Company’s products in return for a commission on successful sales or sales agreements. The Company also shares a common base of majority stockholders with RSS.  Additionally, the Company’s principal executive officers also serve as corporate officers to RSS.

RSS leases office space and a warehouse which is partially subleased to the Company. The Company utilizes this space for the warehousing and distribution of its products.  In addition, RSS is financially responsible for other operating costs and personnel that are utilized by or dedicated to the Company. The Company, in turn, provides cash financing to RSS; either via allocated charge backs or non-interest bearing loans.

Under the guidelines of ASC 810.10, Amendments to FASB Interpretation No. 46(R), “if a reporting entity is not the primary beneficiary but has a variable interest in the variable interest entity, the reporting entity is required to disclose related information in its financial statements.”  Based upon tests performed, the Company has determined that it has a variable interest in RSS but is not the primary beneficiary; and, therefore has not consolidated the financial statements of RSS with the Company.

Loans payable to RSS was as follows at December 31, 2009 and 2008:

	2009	2008

Loans payable to related party	$160,479	$167,429
	$160,479	$167,429

For the periods ended December 31, 2009 and 2008 the Company recorded $336,750 and $277,756 in expenses, respectively, from activity associated with RSS. These expenses were comprised primarily of brokerage fees, commissions and administrative services.  In the event the Company discontinued using RSS as a provider of these brokerage services, it would not have a material impact on the Company’s financial condition or operations.

The maximum exposure to loss that exists as a result of the Company's involvement with RSS cannot be quantified as such exposure would include responsibility for the remainder of the leased office space and warehouse, unknown personnel costs and undeterminable promotional costs that have been the responsibility of RSS.

14.  Equity

At December 31, 2009 and 2008, the Company was authorized to issue 100,000,000 shares, of $0.0001 par value common stock, and 25,000,000 shares of $0.001 preferred stock. The holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors. Each share of common stock is entitled to one vote.

Since 2007 the Company has issued and sold preferred, common stock, and detachable stock warrants to fund a significant portion its operations. Additionally, the Company has issued common shares to compensate its employees as well as to retire debt. The value of each equity component was determined based on Black Scholes methodology using the following assumptions:

DNA Beverage Corporation
Notes to Consolidated Financial Statements

14.  Equity (continued)

	2009	2008

Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	1.55%	3.45%
Expected volatility (3)	147.7%	141.2%
Expected life in years (4)	5.0	5.0

(1)	The Company has no history or expectation of paying cash dividends on its common stock.
(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant
(3)	The volatility of the Company stock is based on three similar publicly traded companies.
The Company used the average volatility rate of the three companies.
(4)	The expected life represents the life of the warrant

The following table reflects all outstanding and exercisable warrants for the years ended December 31, 2009 and 2008.  During the month of December 2009 the Company temporarily reduced the strike price of all outstanding warrants to $0.50.  All stock warrants were immediately vested upon issuance and are exercisable for a period five years from the date of issuance.

Exercise Price	Period Ended	Number Outstanding and Exercisable	Weighted Average Remaining Life Contractual Life in Years
$1.50 warrants	December 31, 2008	2,676,074	4.51
$1.75 warrants	December 31, 2008	294,250	4.86
Total		2,970,324	4.54

$1.50 warrants	December 31, 2009	2,727,824	3.55
$1.75 warrants	December 31, 2009	1,864,411	4.38
Total		4,592,235	3.89

The following table reflects the activity of exercisable warrants for the years ended December 31, 2009 and 2008.

	Number of Warrants Outstanding	Weighted Average Exercise Price	Remaining Contractual Life (Years)

Balance, December 31, 2007	-	$-	-
Warrants issued	2,970,324	1.52	4.55
Balance, December 31, 2008	2,970,324	1.52	4.55
Warrants issued	1,754,967	1.74	4.62
Warrants exercised	(133,056)	0.50	-
Balance, December 31, 2009	4,592,235	$1.60	3.89

The Company has not adopted a formal stock plan. As of December 31, 2009 and 2008, the Company had not committed to issue stock options to any of its employees or consultants.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

15.  Earnings Per Share

In accordance with ASC 260, which replaced SFAS No. 128, Earnings per Share (“SFAS No. 128”), basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed similarly to basic net loss per share, except that the denominator is increased to include all potential dilutive common shares, including outstanding options and warrants.  Potentially dilutive common shares have been excluded from the diluted loss per common share computation for each of the two years ended December 31, 2009 and 2008 because such securities have an anti-dilutive effect on loss per share due to the Company’s net loss.

The following table sets forth as of December 31, 2009 and 2008 the number of potential shares of common stock that have been excluded from diluted earnings per share because their effect was anti-dilutive:

	2009	2008

Preferred stock convertible to common shares	1,785,128	3,559,862
Outstanding $1.50 warrants	2,727,824	2,676,074
Outstanding $1.75 warrants	1,864,411	294,250
Total	6,377,363	6,530,186

16.  Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.  As of December 31, 2009, the Company had net operating loss carryforwards (“NOL’s) of $9,490,591 which expire at various times through 2025. Utilization of the NOL’s is subject to the company generating future profits from operations. The tax years 2007 through 2009 remain open to examination by federal authorities and other jurisdictions of which the company operates.

Pursuant to ASC 740 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of income taxes are as follows for the years ended December 31, 2009 and 2008:

	2009	2008
Current taxes
Federal-benefit	$(1,445,190)	$(1,337,092)
State-benefit	(206,455)	(192,579)
	(1,651,645)	(1,529,671)
Change in deferred taxes	-	-
Change in valuation allowance	1,651,645	1,529,671

Income taxes	$-	$-
Effective tax rate	-%	-%

DNA Beverage Corporation
Notes to Consolidated Financial Statements

16.  Income Taxes (continued)

The tax effects of significant items that give rise to deferred taxes are:

	2009	2008
Current deferred tax assets:
Net operating loss carryforward	$3,880,000	$2,228,748
Deferred tax assets	3,880,000	2,228,748
Less: Valuation allowance	(3,880,000)	(2,228,748)
Total deferred tax assets	-	-

Consistent with the provisions of ASC Topic 740, “Income Taxes,” the Company regularly estimates its ability to recover deferred tax assets and establishes a valuation allowance against deferred tax assets that is  determined to be “more-likely-than not” recoverable.  This evaluation considers several factors, including an estimate of the likelihood of generating sufficient taxable income in future periods over which temporary differences reverse, the expected reversal of deferred tax liabilities, past and projected taxable income and available tax planning strategies.  A combined (federal and state) tax rate, with a maximum of 37.6%, was used to calculate the deferred taxes presented in the accompanying balance sheets.

At December 31, 2009, the Company had a net operating loss carry-forward totaling approximately $3,880,000 which is available to offset future income.

The Company’s tax positions remain subject to examination by major tax jurisdictions for the years 2009, 2008 and 2007. As of June 30, 2010, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

17.  Commitments

Leases

The Company subleases office and warehouse space in Boca Raton, Florida from RSS at the rate of $11,035 per month on a month to month basis.

Sponsorship and Other Agreements

As part of its marketing efforts, the Company enters into sponsorship agreements with athletes and celebrity spokespersons to promote its products. These agreements typically are for one or two year periods. As of December 31, 2009 the Company was committed to a one year sponsorship agreements with a prominent auto racing team that displays the Company’s logo for $585,000

18.  Subsequent Events

We have evaluated subsequent events from the period January 1, 2010 through December 2, 2010.

On July 6, 2010, the Company executed an agreement with Famous Products, Inc. (“Famous”) whereby Famous acquired the Company’s subsidiary, Grass Roots Beverage and all of the remaining assets, liabilities and contract rights of the Company, in exchange for the issuance of 31,250,000 shares of Famous.  As a result of this transaction, the Company’s officers and directors replaced the officers and directors of Famous who resigned concurrent with the transaction.  The Company changed its name to “DNA Brands, Inc.”, and  the Company f/k/a as Famous Products Inc. was deemed the legal acquirer.

DNA Brands, Inc.
Consolidated Financial Statements

SEPTEMBER 30, 2010 AND 2009

DNA Brands, Inc.
Index to Consolidated Financial Statements

Consolidated Balance Sheets	F-22
Consolidated Statements of Operations	F-23
Consolidated Statements of Cash Flows	F-24
Notes to Consolidated Financial Statements	F-25 – F-37

DNA BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(RESTATED)

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$29,539	$11,392
Accounts receivable, net	145,042	17,424
Inventory	153,973	132,158
Prepaid expenses and other current assets	42,127	137,886
Total current assets	370,681	298,860
Property and equipment, net	48,735	42,028
Advances to related party	47,587	-
Total assets	$467,003	$340,888

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$909,427	$325,853
Accrued expenses	976,448	623,748
Bank loans payable, current portion	14,144	24,552
Loans payable to officers	839,200	1,792,278
Total current liabilities	2,739,219	2,766,431
Bank loans payable, net of current portion	4,936	14,920
Convertible, subordinated debentures, net of discounts	-	439,283
Advances from related party	-	160,479
Total liabilities	2,744,155	3,381,113

Commitments and contingencies	-	-

Stockholders' deficit
Preferred stock, $0.001 par value, 10,000,000 authorized, zero and zero issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 100,000,000 authorized, 34,064,980 and 19,847,671 issued and outstanding, respectively	34,065	19,848
Additional paid-in capital	13,595,268	6,430,518
Accumulated deficit	(15,906,485)	(9,490,591)
Total stockholders' deficit	(2,277,152)	(3,040,225)
Total liabilities and stockholders' deficit	$467,003	$340,888

The accompanying notes are an integral part of these financial statements.

DNA BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)
(RESTATED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Sales	$165,151	$159,831	$939,945	$549,733
Cost of goods sold	90,549	112,127	743,225	385,659
Gross margin	74,602	47,704	196,720	164,074
Operating expenses
Compensation and benefits	578,523	361,209	2,981,668	1,623,111
Depreciation expense	6,797	5,481	19,398	16,266
General and administrative expenses	260,585	156,580	766,520	545,713
Professional and outside services	1,210,393	64,220	1,879,925	210,231
Selling and marketing expenses	188,576	38,937	639,518	235,167
Total operating expenses	2,244,874	626,427	6,287,029	2,630,488
Loss from operations	(2,170,272)	(578,723)	(6,090,309)	(2,466,414)
Other expense
Interest expense	(567)	(136,283)	(115,191)	(365,329)
Total other expense	(567)	(136,283)	(115,191)	(365,329)
Loss before income taxes	(2,170,839)	(715,006)	(6,205,500)	(2,831,743)
Income taxes	-	-	-	-
Net loss	$(2,170,839)	$(715,006)	$(6,205,500)	$(2,831,743)

Loss per share:
Basic and diluted	$(0.07)	$(0.05)	$(0.25)	$(0.20)

Weighted average number of common shares outstanding:
Basic and diluted	32,451,006	14,882,992	24,473,321	14,521,095

The accompanying notes are an integral part of these financial statements.

DNA BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)
	2010	2009
Cash flows from operating activities:
Net loss	$(6,205,500)	$(2,831,743)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	19,398	16,266
Non-cash interest expense related to convertible, subordinated
Debentures	89,717	270,147
Provision for doubtful accounts	49,578	7,848
Common stock issued in exchange for services	1,404,413	-
Common stock issued in exchange for financing costs - extension
of debt maturity	-	4,500
Common stock issued as employee compensation	1,245,500	580,000
Common stock warrants issued with convertible, subordinated
Debentures	-	66,504
Share based compensation expense related to employee
stock option grants	105,032	-
Changes in operating assets and liabilities:
Accounts receivable	(177,196)	(151,013)
Inventory	(21,815)	52,225
Prepaid expenses and other current assets	95,758	(72,189)
Accounts payable	583,574	77,234
Accrued expenses	390,461	47,541
Net cash used in operating activities	(2,421,080)	(1,932,680)
Cash flows from investing activities:
Purchase of property and equipment	(26,106)	-
Advance to related party	(47,587)	-
Net cash used in investing activities	(73,693)	-
Cash flows from financing activities:
Net proceeds from officer loans	681,750	1,015,721
Net proceeds from convertible, subordinated debentures	-	450,000
Net payment on loans payable to related party	(160,479)	(27,891)
Repayments on bank loans payable	(20,393)	(13,688)
Net proceeds from the issuance of common stock	1,179,521	528,469
Net proceeds from the exercise of common stock warrants	832,521	-
Net cash provided by financing activities	2,512,920	1,952,611
Net change in cash and cash equivalents	18,147	19,931
Cash and cash equivalents at beginning of period	11,392	31,128
Cash and cash equivalents at end of period	$29,539	$51,059

Supplemental disclosures:
Interest paid	$17,520	$22,093
Income taxes paid	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Common stock issued in connection with conversion of loans payable to officers	$1,634,828	$461,058
Common stock issued in connection with conversion of convertible, subordinated debentures	$529,000	$-
The accompanying notes are an integral part of these financial statements.

DNA Brands, Inc.
Notes to Financial Statements

1.  Organization and Summary of Significant Accounting Policies

Effective July 6, 2010, DNA Brands, Inc. (hereinafter referred to as the “Company” or “DNA”) executed agreements to acquire all of the remaining assets, liabilities and contract rights of DNA Beverage Corporation (“DNA Beverage”), and 100% of the common stock of its subsidiary Grass Roots Beverage Company, Inc. (“Grass Roots”), in exchange for the issuance of 31,250,000 shares of the Company’s common stock.  As a result of this transaction the Company, f/k/a Famous Products, Inc. changed its name to DNA Brands, Inc. On November 9, 2010, the Company changed its fiscal year end from October 31, to December 31.

The Company’s business commenced in May, 2006 in the State of Florida under the name Grass Roots. Initial operations of Grass Roots included development of energy drinks, sampling and other marketing efforts and initial distribution in the State of Florida. The Company began selling its energy drink in the State of Florida in 2007.

The Company produces, markets and sells a proprietary line of three carbonated blends of DNA Energy Drinks®, as well as a line of meat snacks made up of two beef jerky flavors, three flavors of beef sticks and other related products.

Reverse Capitalization

Effective July 6, 2010, the Company executed agreements to acquire all of the remaining assets, liabilities and contract rights of DNA Beverage, and 100% of the common stock of subsidiary Grass Roots, in exchange for the issuance of 31,250,000 shares of the Company’s common stock.  DNA Beverage intends to distribute these shares to its shareholders of record as of September 8, 2010.  Each share of DNA Beverage held on the aforesaid record date will receive 0.729277794 shares of the Company’s Common Stock upon the filing and effectiveness of a registration statement to be filed by the Company with the Securities and Exchange Commission.  This share issuance represented approximately 94.6% of the Company’s outstanding stock.  As a result of this transaction, the Company changed its name to “DNA Brands, Inc.”, and the Company f/k/a as Famous Products Inc. was deemed the legal acquirer.

The historical financial statements of the Company are those of DNA Beverage and of the consolidated entity. All DNA Beverage share amounts presented in this Report including weighted average shares outstanding and shares outstanding have been adjusted to reflect the conversion ratio of .729277794.

Basis of Presentation

The Company's unaudited consolidated financial statements include the accounts of its wholly-owned subsidiary. All intercompany balances and transactions are eliminated in consolidation. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to interim financial information and the requirements of Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Grass Roots. All significant intercompany balances and transactions have been eliminated in consolidation.

DNA Brands, Inc.
Notes to Financial Statements

1.  Organization and Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The Company derives revenues from the sale of carbonated energy drinks, meat snacks and other related products.  Revenue is recognized when all of the following elements are satisfied: (i) there are no uncertainties regarding customer acceptance; (ii) there is persuasive evidence that an agreement exists; (iii) delivery has occurred; (iv) legal title to the products has transferred to the customer; (v) the sales price is fixed or determinable; and (vi) collectability is reasonably assured.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, inventory, prepaid expenses, advances to related party, accounts payable, accrued expenses, and loans payable.  The carrying values of the short-term financial instruments approximate their fair value due to the short-term nature of these instruments.  The fair values of the loans payable have interest rates that approximate market rates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost and consist of bank deposits and a money market fund that invests in short-term debt securities. The carrying amount of cash and cash equivalents approximates fair value.

Accounts Receivable and Allowance for Doubtful Accounts

The Company bills accounts receivable after its products are shipped. The Company bases its allowance for doubtful accounts on estimates of the creditworthiness of customers, analysis of delinquent accounts, payment histories of its customers and judgment with respect to the current economic conditions. The Company generally does not require collateral. The Company believes the allowances are sufficient to cover uncollectible accounts. The Company reviews its accounts receivable aging on a regular basis for past due accounts, and writes off any uncollectible amounts against the allowance.

Inventory

Inventory is stated at the lower of cost or market.  Cost is principally determined by using the average cost method that approximates the First-In, First-Out (FIFO) method of accounting for inventory.  Inventory consists of raw materials as well as finished goods held for sale.  The Company’s management monitors the inventory for excess and obsolete items and makes necessary valuation adjustments when required.

DNA Brands, Inc.
Notes to Financial Statements

1.  Organization and Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation.  Replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Equipment	5 Years

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate the book value of the assets may not be recoverable. In accordance with Accounting Standards Codification (“ASC”) 360-10-35-15 Impairment or Disposal of Long-Lived Assets which replaced, Statement of Financial Accounting Standards No. 144, (“SFAS No. 144”), recoverability is measured by comparing the book value of the asset to the future net undiscounted cash flows expected to be generated by the asset.

No events or changes in circumstances have been identified which would impact the recoverability of the Company’s long-lived assets reported at September 30, 2010 or December 31, 2009.

Derivative Instruments

The Company does not enter into derivative contracts for purposes of risk management or speculation. However, from time to time, the Company enters into contracts, namely convertible notes, that are not considered derivative financial instruments in their entirety, but that include embedded derivative features.

In accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 815-15, Embedded Derivatives, and guidance provided by the SEC Staff, the Company accounts for these embedded features as a derivative liability or equity at fair value.

The recognition of the fair value of the derivative instrument at the date of issuance is applied first to the debt proceeds. The excess fair value, if any, over the proceeds from a debt instrument, is recognized immediately in the statement of operations as interest expense. The value of derivatives associated with a debt instrument is recognized at inception as a discount to the debt instrument and amortized to interest expense over the life of the debt instrument. A determination is made upon settlement, exchange, or modification of the debt instruments to determine if a gain or loss on the extinguishment has been incurred based on the terms of the settlement, exchange, or modification and on the value allocated to the debt instrument at such date.

Stock-Based Compensation

The Company applies, codified ASC 718 Compensation – Stock Compensation, to stock-based compensation awards.  ASC 718, which replaced Statement of Financial Accounting Standards No. 123R Share-based Payment, requires the measurement and recognition of non-cash compensation expense for all share-based payment awards made to employees and directors. The Company records common stock issued for services or for liability extinguishments at the closing market price for the date in which obligation for payment of services is incurred.

DNA Brands, Inc.
Notes to Financial Statements

1.  Organization and Summary of Significant Accounting Policies (continued)

Stock compensation arrangements with non-employee service providers are accounted for in accordance with ASC 505-50 Equity-Based Payments to Non-Employees, using a fair value approach.  The compensation costs of these arrangements are subject to re-measurement over the vesting terms as earned. ASC 505-50 replaces EITF No. 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Stock Purchase Warrants

The Company has issued warrants to purchase shares of its common stock.  Warrants have been accounted for as equity in accordance with ASC 480, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, Distinguishing Liabilities from Equity. ASC 480 replaces EITF Issue No. 00-19.

Income Taxes

Income taxes are accounted for under the asset and liability method as stipulated by Accounting Standards Codification (“ASC”) 740 formerly Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date.  Deferred tax assets are reduced to estimated amounts to be realized by the use of a valuation allowance. A valuation allowance is applied when in management’s view it is more likely than not (50%) that such deferred tax will not be utilized

Earnings (Loss) Per Share

The Company computes basic earnings (loss) per share using the weighted average number of shares of common stock outstanding during the period.

2.  Restatement

In November, 2010 the Company determined that the share conversion ratio, as well as the calculation of minority shares outstanding for the purposes of determining weighted average shares outstanding pursuant to the July 6th reverse merger described in Note 1. above had been calculated incorrectly due to the following errors:

•	The number of DNA Beverage shares outstanding and shares to be issued as of the date of the reverse merger on July 6, 2010 was inaccurate
•	The number of shares reserved for the conversion of preferred stock to common stock was calculated incorrectly
•	As a result of the errors described above, DNA Brands minority shares outstanding as of July 6, 2010 were excluded from the calculation of weighted average shares outstanding.

Accordingly, the Company has restated its financial statements for the period ended September 30, 2010 to correct the conversion ratio from .7787576 to .729277794 and to correct the number of weighted average shares outstanding. The effect of the restatement on the previously issued unaudited financial statements for the period ended September 30, 2010 is presented in the following table:

DNA Brands, Inc.
Notes to Financial Statements

2.  Restatement (continued)

	(as Originally Reported)	Effect of Restatement		September 30, 2010 (Restated)
Consolidated Balance Sheets
Common shares issued and outstanding September 30, 2010	33,986,422		78,558		34,064,980
Common shares issued and outstanding December 31, 2009	20,137,994		(290,323)		19,847,671
Common stock balance September 30, 2010	$33,986	$	$79	$	$34,065
Common stock balance December 31, 2009	$20,138	$	$(290)		$19,848
Additional paid-in capital September 30, 2010	$13,595,347		$(79)		$13,595,268
Additional paid-in capital December 31, 2010	$6,430,228	$	$290		$6,430,518

Consolidated Statements of Operations:
Weighted average number of common shares outstanding shares
Outstanding, basic and diluted:
Three months ended September 30, 2010	32,715,054		(264,048)		32,451,006
Three months ended September 30, 2009	13,977,340		905,652		14,882,992
Nine months ended September 30, 2010	24,224,113		249,208		24,473,321
Nine months ended September 30, 2009	13,610,889		910,206		14,521,095

Loss per share basic and diluted:
Nine months ended September 30, 2010	$(0.26)		$0.01		$(0.25)
Nine months ended September 30, 2009	$(0.21)		$0.01		$(0.20)

Share amounts appearing in Notes 1, 11, 12 and 14 to the Financial Statements have been adjusted to reflect the proper conversion rate of .729277794 instead of the previously used conversion rate of .7787576.

3.  Recently Issued Accounting Pronouncements

On July 1, 2009, the FASB officially launched the FASB ASC 105 “Generally Accepted Accounting Principles”, which established the FASB Accounting Standards Codification (“the Codification”), as the single official source of authoritative, nongovernmental, U.S. GAAP, in addition to guidance issued by the Securities and Exchange Commission.  The Codification is designed to simplify U.S. GAAP into a single, topically ordered structure.  All guidance contained in the Codification carries an equal level of authority.  The Codification is effective for interim and annual periods ending after September 15, 2009.  Accordingly, the Company refers to the Codification in respect of the appropriate accounting standards throughout this document as “FASB ASC”.  Implementation of the Codification did not have any impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued Accounting Standard Update “ASU” No. 2009-05 “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value”.  This ASU clarifies the fair market value measurement of liabilities.  In circumstances where a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: a technique that uses quoted price of the identical or a similar liability or liabilities when traded as an asset or assets, or another valuation technique that is consistent with the principles of Topic 820 such as an income or market approach.  ASU No. 2009-05 was effective upon issuance and it did not result in any significant financial impact on the Company upon adoption.

DNA Brands, Inc.
Notes to Financial Statements

3.  Recently Issued Accounting Pronouncements (continued)

In September 2009, the FASB issued ASU No. 2009-12 “Fair Value Measurements and Disclosures (Topic 820) – Investments in Certain Entities That Calculate Net Asset Value per Share (or its equivalent)”.  This ASU permits use of a practical expedient, with appropriate disclosures, when measuring the fair value of an alternative investment that does not have a readily determinable fair value.  ASU No. 2009-12 is effective for interim and annual periods ending after December 15, 2009, with early application permitted.  Since the Company does not currently have any such investments, it does not anticipate any impact on its financial statements upon adoption.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”.  SFAS No. 167 addresses the effect on FASB Interpretation 46(R), “Consolidation of Variable Interest Entities” of the elimination of the qualifying special-purpose entity concept of SFAS No. 166, “Accounting for Transfers of Financial Assets”.  SFAS No. 167 also amends the accounting and disclosure requirements of FASB Interpretation 46(R) to enhance the timeliness and usefulness of information about an enterprise’s involvement in a variable interest entity. This Statement shall be effective as of the Company’s first interim reporting period that begins after November 15, 2009. Earlier application is prohibited.  The Company does not anticipate any significant financial impact from adoption of SFAS No. 167. As of December 31, 2009, SFAS No. 167 has not been added to the Codification.

In May 2009 and as updated February 2010, the FASB issued FASB ASC 855, “Subsequent Events”.  This Statement addresses accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  FASB ASC 855 requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, the date issued.  The Company adopted this Statement in 2009.  As a result the date through which the Company has evaluated subsequent events and the basis for that date have been disclosed in Note 14.

In April 2009, the FASB issued an update to FASB ASC 820, “Fair Value Measurements and Disclosures”, related to providing guidance on when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly.  The update clarifies the methodology to be used to determine fair value when there is no active market or where the price inputs being used represent distressed sales.  The update also reaffirms the objective of fair value measurement, as stated in FASB ASC 820, which is to reflect how much an asset would be sold in and orderly transaction, and the need to use judgment to determine if a formerly active market has become inactive, as well as to determine fair values when markets have become inactive.  The Company adopted this Statement in 2009 without significant financial impact.

In December 2007, the FASB issued an update to FASB ASC 810, “Consolidation”, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest, and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of non-controlling owners. The Company adopted this update in 2009 without significant impact on the consolidated financial position, results of operations, and disclosures.

In June 2009, ASC 810.10, Amendments to FASB Interpretation No. 46(R), was issued. The objective of ASC 810.10 is to amend certain requirements of ASC 860 (revised December 2003), Consolidation of Variable Interest Entities, or ASC 860 to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. ASC 810 carries forward the scope of ASC 860, with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in ASC 860, Accounting for Transfers of Financial Assets. ASC 810.10 nullifies FASB Staff Position ASC 860, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. The principal objectives of these new disclosures are to provide financial statement users with an understanding of:

DNA Brands, Inc.
Notes to Financial Statements

3.  Recently Issued Accounting Pronouncements (continued)

a.
The significant judgments and assumptions made by an enterprise in determining whether it must consolidate a variable interest entity and/or disclose information about its involvement in a variable interest entity;

b.
The nature of restrictions on a consolidated variable interest entity’s assets and on the settlement of its liabilities reported by an enterprise in its statement of financial position, including the carrying amounts of such assets and liabilities;

c.	The nature of, and changes in, the risks associated with an enterprise’s involvement with the variable interest entity; and
d.	How an enterprise’s involvement with the variable interest entity affects the enterprise’s financial position, financial performance and cash flows

ASC 810 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. Earlier application is prohibited. The provisions of ASC 810 need not be applied to immaterial items.

4.  Going Concern

As reflected in the accompanying financial statements, the Company has recorded net losses of $6,205,500 and $2,831,743 for the nine month periods ended September 30, 2010 and 2009, respectively. Net cash used in operations from the same periods were $2,421,080 and, $1,932,681 respectively.  At September 30, 2010 the Company had a working capital deficit of $2,368,538 and a stockholders’ deficit of $2,277,152. These matters raise a substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on management's plans, which includes implementation of its business plan and continuing to raise funds through debt or equity raises. The Company will likely continue to rely upon related-party debt or equity financing in order to ensure the continuing existence of the business.  Additionally the Company is working on generating new sales from additional retail outlets, distribution centers or through sponsorship agreements; and allocating sufficient resources to continue with advertising and marketing efforts.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

5.  Inventory

The following table sets forth the composition of the Company’s inventory:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Raw materials	$60,714	$3,712
Finished goods – beverages and meat snacks	93,259	128,446
Total inventory	$153,973	$132,158

DNA Brands, Inc.
Notes to Financial Statements

6.  Accounts Receivable

The following table sets forth the composition of the Company’s accounts receivable:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Accounts Receivable	$195,846	$21,161
Less: Allowance for doubtful accounts	(50,804)	(3,737)
Accounts Receivable, net	$145,042	$17,424

Bad debt expense for the nine-month periods ended September 30, 2010 and 2009 was $49,578 and $7,848 respectively.

7.  Prepaid Expenses

Prepaid expenses consist of the following:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Security deposit	$10,000	$10,000
Employee and other advances	29,127	26,386
Sponsorship agreement	-	100,000
Miscellaneous, other	3,000	1,500
Total prepaid assets	$42,127	$137,886

8.  Property and Equipment, Net

The following table sets forth the composition of the Company’s property and equipment:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Equipment	$134,840	$108,735
Accumulated depreciation	(86,105)	(66,707)
Total property and equipment, net	$48,735	$42,028

Depreciation expense for the nine month periods ended September 30, 2010 and 2009 was $19,398 and $16,266 respectively.

9.  Accrued Expenses

The following table sets forth the composition of the Company’s accrued expenses as of September 30, 2010 and December 31, 2009:

DNA Brands, Inc.
Notes to Financial Statements

9.  Accrued Expenses (continued)

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Accrued salaries – officers	$772,136	$540,000
Accrued interest	-	22,565
Vendor agreement	71,103	-
Payroll taxes and penalties	133,209	61,183
Total accrued expenses	$976,448	$623,748

Due to the shortage of liquidity, the Company’s two principal executive officers have deferred their salaries since 2008.

10.  Bank Loans Payable

Bank loan payable were comprised primarily of bank financing for vehicles and equipment coolers for the Company’s products. The range of interest rates on these loans was 9% to 26%.  The following table sets forth the current and long term portions of bank loans:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Bank loans	$19,080	$39,472
Less: Current portion of bank loans	(14,144)	(24,552)
Total long term-bank loans	$4,936	$14,920

11.  Convertible, subordinated debentures, net of discount

A summary of the issuances of all convertible notes in 2009 and 2008 are as follows:

Issue Dates	Interest Rate	Face Value	Original Due Date	Conversion Rate of Face Value to Common Shares
12/16/2008	10%	$25,000	12/31/2009	.514
12/19/2008	12%	54,000	12/31/2009	.642
2/19/2009	10%	50,000	02/18/2010	.514
3/31/2009	12%	50,000	03/31/2010	.514
4/15/2009	8%	250,000	07/15/2009	.642
6/23/2009	12%	25,000	07/31/2010	.514
9/9/2009	12%	75,000	12/31/2010	.514
Total		$529,000

Convertible notes consist of the following:
	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Convertible notes-face value	$529,000	$529,000
Loan discount	(419,090)	(419,090)
Add: amortization of loan discount	419,090	329,373
Less: conversion of notes to common stock	(529,000)	-
Net convertible notes	$-	$439,283

DNA Brands, Inc.
Notes to Financial Statements

11.  Convertible, subordinated debentures, net of discount (continued)

As of September 30, 2010 and December 31, 2009, the Company had outstanding convertible notes to various non- related parties in the aggregate amount of $-0- and $439,283, respectively. These notes were issued at varying interest rates from 8% to 12% with varying conversion rates and formulas that enabled the noteholder to convert these notes to common stock. Due to its limited liquidity, the Company was unable to pay off any of the convertible notes on the original due date, and as result negotiated extensions on the loans by either lowering the conversion price, or granting warrants to purchase the Company’s common stock.

In May and June of 2010, holders of previously issued convertible subordinated debentures agreed to convert $529,000 plus $37,671 in accrued interest, in return for the issuance of 910,657 shares of common stock. The approximate value per share was $0.62.

The calculated value of the conversion feature that resulted in the discount in the table above was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31, 2009 and 2008.

	2009	2008
Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	1.55%	3.45%
Expected volatility (3)	147.7%	141.2%
Expected life (in years) (4)	.03-1.0	1.0
 __________________

(1)	The Company has no history or expectation of paying cash dividends on its common stock.
(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.
(3)	The volatility of the Company stock is based on three similar publicly traded companies. The Company used the average volatility rate of the three companies.
(4)	The expected life represents the due date of the note.

12.  Loans payable to officers

Loans payable to officers consist of the following:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Loans payable to officers	$839,200	$1,792,278
	$839,200	$1,792,278

Since the inception of the Company, its principal executive officers have loaned the Company significant amounts of operating capital on an interest free basis and without formal repayment terms.

In October 2009, the Company agreed to issue 652,900 shares of the Company’s common stock in exchange for the officer’s retiring $461,058 of loans payable.

In May 2010, the Company agreed to issue 5,961,217 shares of the Company’s common stock in exchange for the officer’s retiring $1,634,828 of loans payable.

DNA Brands, Inc.
Notes to Financial Statements

13.  Related Party Transactions and Balances

The Company through its wholly-owned subsidiary Grass Roots maintains a brokerage agreement with Royal Strategies and Solutions, Inc (“RSS”), a related party. Under the terms of the agreement, RSS promotes the Company’s products in return for a commission on successful sales or sales agreements. The Company also shares a common base of majority stockholders with RSS.  Additionally, the Company’s principal executive officers also serve as corporate officers to RSS.

RSS leases office space and a warehouse which is partially subleased to the Company. The Company utilizes this space for the warehousing and distribution of its products.  In addition, RSS is financially responsible for other operating costs and personnel that are utilized by or dedicated to the Company. The Company, in turn, provides cash financing to RSS; either via allocated charge backs or non-interest bearing loans.

Under the guidelines of ASC 810.10, Amendments to FASB Interpretation No. 46(R), “if a reporting entity is not the primary beneficiary but has a variable interest in the variable interest entity, the reporting entity is required to disclose related information in its financial statements.”  Based upon tests performed, the Company has determined that it has a variable interest in RSS but is not the primary beneficiary; and, therefore has not consolidated the financial statements of RSS with the Company.

Advances from the related party RSS at December 31, 2009 was $160,479 and non-interest bearing.

Advances to the related party RSS at September 30, 2010 was $47,587.  For the nine month periods ended September 30, 2010 and September 30, 2009, the Company recorded $210,721 and $242,586 in expenses, respectively, from activity associated with RSS. These expenses were comprised primarily of brokerage fees, commissions and administrative services.

In the event the Company discontinued using RSS as a provider of these brokerage services, it would not have a material impact on the Company’s financial condition or operations.

The maximum exposure to loss that exists as a result of the Company's involvement with RSS cannot be quantified as such exposure would include responsibility for the remainder of the leased office space and warehouse, unknown personnel costs and undeterminable promotional costs that have been the responsibility of RSS.

14.  Equity

At September 30, 2010 the Company was authorized to issue 100,000,000 shares, of $0.001 par value Common Stock, and 10,000,000 shares of $0.001 Preferred Stock. The holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors. Each share of common stock is entitled to one vote.

The following table sets forth the impact on equity accounts of the reverse capitalization described throughout this Report.

DNA Brands, Inc.
Notes to Financial Statements

14.  Equity (continued)

Common stock share count reconciliation
Total DNA Beverage Corporation common shares outstanding December 31, 2009	24,781,602

Conversion ratio used to convert DNA Beverage Corporation shares to DNA Brands,
Inc. shares as a result of the reverse capitalization transaction	0.729277764

Converted shares outstanding	18,072,671

DNA Brands, Inc. minority shares outstanding not impacted by reverse
capitalization transaction	1,775,000
DNA Brands, Inc. shares outstanding on December 31, 2009	19,847,671

Impact on common stock and paid-in capital
Par value of DNA Beverage Corporation common shares	$0.0001
DNA Beverage Corporation common shares outstanding on December 31, 2009	24,781,602
DNA Beverage Corporation common stock value December 31, 2009	$2,478

Par value of DNA Brands, Inc. common shares	$0.001
DNA Brands, Inc. common shares outstanding on December 31, 2009	19,847,671
DNA Brands, Inc. common stock value December 31, 2009	$19,848

Increase in common stock value as of December 31, 2009	$17,370
Decrease in paid-in capital as of December 31, 2009	$(17,370)
Net impact on stockholders' deficit as a result of the reverse capitalization	$-

Impact on preferred stock, preferred shares outstanding and paid-in capital
Par value of DNA Beverage Corporation preferred shares	$0.0001
DNA Beverage Corporation common shares outstanding on December 31, 2009	2,381,824
DNA Beverage Corporation preferred stock value December 31, 2009	$238
As a result of the terms of the reverse capitalization there was no longer any preferred stock outstanding, therefore DNA Brands, Inc had no
preferred stock outstanding as of December 31, 2009	-

Decrease in preferred stock value as of December 31, 2009	$(238)
Increase in paid-in capital as of December 31, 2009	$238
Net impact on stockholders' deficit as a result of the reverse capitalization	$-

As of December 31, 2009 and September 30, 2010 there were 19,847,671 and 34,064,980 shares outstanding, respectively. The approximate number of shares issued and their respective approximate values for the activity for the changes in common stock between December 31, 2009 and September 30, 2010 are as follows:

	Shares Issued	Value of Issuances
 Common stock issued in exchange for services	1,294,000	$1,404,000
 Common stock issued as employee compensation	1,933,000	1,246,000
 Common stock issued in connection with conversion of loans payable to officers	5,961,000	1,635,000
 Issuance of stock for conversion of convertible subordinated debentures	910,000	529,000
 Exercise of common stock warrants	1,157,000	833,000
 Common stock issuance	2,962,000	1,180,000
Total	14,217,000	$6,827,000

DNA Brands, Inc.
Notes to Financial Statements

14.  Equity (continued)

Since 2007 the Company has issued and sold preferred, common stock, and detachable stock warrants to fund a significant portion its operations. Additionally, the Company has issued common shares to compensate its employees as well as to retire debt. The value of each equity component was determined using the following Black Scholes methodology:

	2010	2009
Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	1.55%	3.45%
Expected volatility (3)	147.7%	141.2%
Expected life (in years)	5.0	5.0
 __________________

(1)	The Company has no history or expectation of paying cash dividends on its common stock.
(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.
(3)	The volatility of the Company stock is based on three similar publicly traded companies.

The following table reflects all outstanding and exercisable warrants for the periods ended December 31, 2009 and September 30, 2010.   During the month of December 2009 the Company temporarily reduced the strike price of all outstanding warrants to $0.50.  All stock warrants are immediately vested upon issuance and are exercisable for a period five years from the date of issuance.

	Number of Warrants Outstanding	Weighted Average Exercise Price	Remaining Contractual Life (Years)
Balance, December 31, 2009	3,349,015	$1.60	3.89
Warrants issued	1,061,105	$1.75	4.41
Warrants exercise	(1,157,441)	$0.50	-
Balance, September 30, 2010	3,252,679	$1.62	3.29(1)
__________________

(1)	The remaining contractual life of the warrants outstanding as of September 30, 2010 ranges from 2.33 to 4.25 years.

The Company has not adopted a formal stock option plan. As of September 30, 2010, the Company had committed to issue stock options to two of its employees.

15.  Subsequent Events

The Company has evaluated for subsequent events between the balance sheet date of September 30, 2010 and January 7, 2011 the date the financial statements were issued and concluded that events or transactions occurring during that period requiring recognition or disclosure have been made.

DNA Brands, Inc.

34,823,980 Shares of Common Stock

PROSPECTUS

__________________, 20__

Until ____________, 201__, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

	Amount to be Paid

SEC registration fee	$2,482
Legal fees and expenses	$25,000
Accounting fees and expenses	$1,000	*
Miscellaneous	$5,000	*

Total	$33,482	*
_____________ *estimate only

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Colorado Statutes and our Articles of Incorporation, our directors and officers will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director or officer of his “duty of care.”  This provision does not apply to the directors’: (i) acts or omissions that involve intentional misconduct, fraud or a knowing and culpable violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of his duties, including gross negligence.

The effect of this provision in our Articles of Incorporation is to eliminate the rights of our Company and our shareholders (through shareholder’s derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above.  This provision does not limit nor eliminate the rights of our Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.  Section 7-109-102 of the Colorado Business Corporation Act provides corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In July 2010 we authorized the issuance of an aggregate of 31,250,000 shares of our Common Stock to DNA Beverage Corporation in consideration for all of the assets, liabilities, contract rights and issued shares of Grass Roots Beverage Corp.

In July 2010 we commenced a private offering of our Common Stock whereby we offered up to 3,000,000 shares at an offering price of $0.50 per share to “accredited investors” as that term is defined under the Securities Act of 1933, as amended.  We sold an aggregate of 2,160,000 shares in this offering and received proceeds of $1,030,000 therefrom.

Also in July 2010 we authorized the issuance of 673,980 shares of our Common Stock to our legal counsel.

In December 2010 we authorized the issuance of 100,000 shares and 20,000 shares to two individuals.

In January 2011, we authorized the issuance of 600,000 shares of our Common Stock in consideration for the waiver of a $268,000 cash payment due Star Racing LLC for the 2011 season.

In January 2011, we issued 120,000 shares of our “restricted” Common Stock as part of the consideration for a Secured Convertible Debenture in the principal amount of $500,000.  As additional security, we have agreed to place 750,000 shares of our common stock into escrow with an escrow agent to be mutually agreed between us and the holder, to be released only in the event we fail to pay our obligations under the Secured Convertible Debenture, including any rights to cure.

We did not authorize the issuance of any other of our securities during the prior three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

No.	Description	Filed With	Date Filed

3.1	Articles of Incorporation	Form SB-2 Registration Statement	January 22, 2008
3.2	Bylaws	Form SB-2 Registration Statement	January 22, 2008
3.3	Articles of Amendment to Articles of Incorporation filed July 7, 2010	Form 8-K/A Dated July 6, 2010	October 18, 2010
3.4	Statement of Share and Equity Exchange filed July 8, 2010	Form S-1 Registration Statement	December 15, 2010
5.2	Opinion of Andrew I. Telsey, P.C. re: legality*
10.1	Share Exchange Agreement Between Famous Products, Inc. and DNA Beverage Corporation	Form 8-K Dated July 6, 2010	July 12, 2010
10.2	Purchase and Sale Agreement between Famous Products, Inc. and DNA Beverage Corporation	Form 8-K Dated July 6, 2010	July 12, 2010
10.3	Form of Distribution Agreement with Anheiser Busch Distributors *
10.4	Form of Vendor Participation Agreement with Walgreen Co and Professional Sports Teams*
10.5	Form of Advertising and Promotion Agreement with Professional Sports Teams*
10.6	Letter Agreement with Circle K Stores, Inc.*
10.7	Business Development Agreement with Racetrac Petroleum*
10.8	Title Sponsorship Agreement with C&R Motorsports LLC*
10.9	Sponsorship Agreement with Star Racing LLC*
10.10	Memorandum of Understanding between DNA Brands & Star Racing LLC*

10.11	Sales, Marketing and Manufacturing Agreement with Monogram Meat Snacks LLC*
10.12	Brokerage Service Agreement with Reese Group, Inc.*
10.13	AAFES Retail Agreement – Army & Air Force Exchange Service*
10.14	Broker Agreement with Royal Strategies and Solutions, Inc*.
10.15	Trust Agreement*
10.16	Letter Agreement with Equinox Securities, Inc.*
10.17	12% Secured Convertible Debenture*
16.1	Letter of Ronald R. Chadwick, P.C.	Form 8-K Dated September 10, 2010	September 13, 2010
16.2	Letter of Ronald R. Chadwick, P.C.	Form 8-K/A Dated September 10, 2010	September 16, 2010
21.1	List of Subsidiaries	Form S-1 Registration Statement	December 15, 2010
23.3	Consent of Mallah Furman*
23.4	Consent of Andrew I. Telsey, P.C.*
99.1	Press Release Dated July 12, 2010	Form 8-K Dated July 6, 2010	July 12, 2010
99.2	Press Release Dated September 16, 2010	Form 8-K Dated September 16, 2010	September 16, 2010
____________________
*filed herewith

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned on February 24, 2011.

DNA BRANDS, INC. By: s/ Darren Marks Darren M. Marks, Chief Executive Officer By: s/ Melvin Leiner Melvin Leiner, Chief Accounting Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Darren Marks, Chief Executive Officer, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

s/ Darren Marks Darren M. Marks	Director	February 24, 2011
s/ Melvin Leiner Melvin Leiner	Director	February 24, 2011